EXHIBIT 4.2

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

MIFID II PRODUKTÜBERWACHUNGSPFLICHTEN / ZIELMARKT PROFESSIONELLE INVESTOREN UND GEEIGNETE GEGENPARTEIEN – Die Zielmarktbestimmung im Hinblick auf die Schuldverschreibungen hat – ausschließlich für den Zweck des Produktgenehmigungsverfahrens jedes Konzepteurs – zu dem Ergebnis geführt, dass: (i) der Zielmarkt für die Schuldverschreibungen ausschließlich geeignete Gegenparteien und professionelle Kunden, jeweils im Sinne der Richtlinie 2014/65/EU (in der jeweils gültigen Fassung, “MiFID II”), umfasst und (ii) alle Kanäle für den Vertrieb der Schuldverschreibungen an geeignete Gegenparteien und professionelle Kunden angemessen sind. Jede Person, die in der Folge die Schuldverschreibungen anbietet, verkauft oder empfiehlt (ein “Vertriebsunternehmen”) soll die Beurteilung des Zielmarkts der Konzepteure berücksichtigen; ein Vertriebsunternehmen, welches MiFID II unterliegt, ist indes dafür verantwortlich, seine eigene Zielmarktbestimmung im Hinblick auf die Schuldverschreibungen durchzuführen (entweder durch die Übernahme oder durch die Präzisierung der Zielmarktbestimmung der Konzepteure) und angemessene Vertriebskanäle zu bestimmen.

UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MIFIR PRODUKTÜBERWACHUNGSPFLICHTEN / ZIELMARKT PROFESSIONELLE INVESTOREN UND GEEIGNETE GEGENPARTEIEN – Die Zielmarktbestimmung im Hinblick auf die Schuldverschreibungen hat – ausschließlich für den Zweck des Produktgenehmigungsverfahrens jedes Konzepteurs – zu dem Ergebnis geführt, dass: (i) der Zielmarkt für die Schuldverschreibungen ausschließlich geeignete Gegenparteien im Sinne des FCA-Handbuchs Conduct of Business Sourcebook (“COBS”) und professionelle Kunden im Sinne der Verordnung (EU) Nr. 600/2014, wie sie aufgrund des European Union (Withdrawal) Act 2018 (“UK MiFIR”) Teil des nationalen Rechts ist, umfasst und (ii) alle Kanäle für den Vertrieb der Schuldverschreibungen an geeignete Gegenparteien und professionelle Kunden angemessen sind. Jede Person, die in der Folge die Schuldverschreibungen anbietet, verkauft oder empfiehlt (ein “Vertriebsunternehmen”) soll die Beurteilung des Zielmarkts der Konzepteure berücksichtigen; ein Vertriebsunternehmen, welches dem FCA-Handbuch Product Intervention and Product Governance Sourcebook (die “UK MiFIR Product Governance Rules”) unterliegt, ist indes dafür verantwortlich, seine eigene Zielmarktbestimmung im Hinblick auf die Schuldverschreibungen durchzuführen (entweder durch die Übernahme oder durch die Präzisierung der Zielmarktbestimmung der Konzepteure) und angemessene Vertriebskanäle zu bestimmen.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”) or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

VERBOT DES VERKAUFS AN KLEINANLEGER IM EUROPÄISCHEN WIRTSCHAFTSRAUM – Die Schuldverschreibungen sind nicht zum Angebot, zum Verkauf oder zur sonstigen Zurverfügungstellung an Kleinanleger im Europäischen Wirtschaftsraum (“EWR”) bestimmt und sollten Kleinanlegern im EWR nicht angeboten, nicht an diese verkauft und diesen auch nicht in sonstiger Weise zur Verfügung gestellt werden. Für die Zwecke dieser Bestimmung bezeichnet der Begriff Kleinanleger eine Person, die eines (oder mehrere) der folgenden Kriterien erfüllt: (i) sie ist ein Kleinanleger im Sinne von Artikel 4 Abs. 1 Nr. 11 der Richtlinie 2014/65/EU (in ihrer jeweils gültigen Fassung, “MiFID II”) oder (ii) sie ist ein Kunde im Sinne der Richtlinie 2016/97/EU (in ihrer jeweils gültigen Fassung, die “Versicherungsvertriebsrichtlinie”), soweit dieser Kunde nicht als professioneller Kunde im Sinne von Artikel 4 Abs. 1 Nr. 10 MiFID II gilt. Entsprechend wurde kein nach der Verordnung (EU) Nr. 1286/2014 (in ihrer jeweils gültigen oder ersetzten Fassung, die “PRIIPs-Verordnung”) erforderliches Basisinformationsblatt für das Angebot oder den Verkauf oder die sonstige Zurverfügungstellung der Schuldverschreibungen an Kleinanleger im EWR erstellt; daher kann das Angebot oder der Verkauf oder die sonstige Zurverfügungstellung der Schuldverschreibungen an Kleinanleger im EWR nach der PRIIPs-Verordnung rechtswidrig sein.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

VERBOT DES VERKAUFS AN KLEINANLEGER IM VEREINIGTEN KÖNIGREICH – Die Schuldverschreibungen sind nicht zum Angebot, zum Verkauf oder zur sonstigen Zurverfügungstellung an Kleinanleger im Vereinigten Königreich (“GB”) bestimmt und sollten Kleinanlegern in GB nicht angeboten, nicht an diese verkauft und diesen auch nicht in sonstiger Weise zur Verfügung gestellt werden. Für die Zwecke dieser Bestimmung bezeichnet der Begriff Kleinanleger eine Person, die eines (oder mehrere) der folgenden Kriterien erfüllt: (i) ein Kleinanleger im Sinne von Artikel 2 Punkt (8) der Verordnung (EU) Nr. 2017/565, wie sie aufgrund des European Union (Withdrawal) Act 2018 (“EUWA”) Teil des nationalen Rechts ist; oder (ii) ein Kunde im Sinne der Bestimmungen des Financial Services and Markets Act 2000, in seiner jeweiligen Fassung (der “FSMA”) und jeglicher Vorschriften oder Verordnungen, die im Rahmen des FSMA zur Umsetzung der Richtlinie (EU) 2016/97 erlassen wurden, wenn dieser Kunde nicht als professioneller Kunde im Sinne von Artikel 2 Absatz 1 Punkt (8) der Verordnung (EU) Nr. 600/2014, wie sie durch das EUWA Teil des nationalen Rechts ist, qualifiziert wäre. Entsprechend wurde kein nach der Verordnung (EU) Nr. 1286/2014, wie sie aufgrund des EUWA Teil des nationalen Rechts ist (die “UK PRIIPs-Verordnung”), erforderliches Basisinformationsblatt für das Angebot oder den Verkauf oder die sonstige Zurverfügungstellung der Schuldverschreibungen an Kleinanleger in GB erstellt; daher kann das Angebot oder der Verkauf oder die sonstige Zurverfügungstellung der Schuldverschreibungen an Kleinanleger in GB nach der UK PRIIPs-Verordnung rechtswidrig sein.

In connection with Section 309B of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the CMP Regulations 2018) and are Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendation on Investment Products).

In Verbindung mit Section 309B des Securities and Futures Act (Chapter 289) von Singapur (der “SFA”) und den Securities and Futures (Capital Markets Products) Regulations 2018 von Singapur (die “CMP Regulations 2018”), hat die Emittentin festgestellt und benachrichtigt hiermit alle relevanten Personen (wie in Section 309A(1) des SFA definiert), dass es sich bei den Schuldverschreibungen um prescribed capital markets products (wie in den CMP Regulations 2018 definiert) und um Excluded Investment Products (wie in der MAS-Mitteilung SFA 04-N12: Notice on the Sale of Investment Products und der MAS Notice FAA-N16: Notice on Recommendation on Investment Products definiert) handelt.

Dated 29 March 2022

Datum 29. März 2022

Final Terms

Endgültige Bedingungen

LINDE PLC

Legal Entity Identifier (LEI): 8945002PAZHZLBGKGF02

Issue of

Emission von

EUR 750,000,000 1.375 per cent. Unsecured Notes due 2031

EUR 750.000.000 1,375% nicht besicherte Schuldverschreibungen fällig 2031 issued as

begeben als

Series		Tranche
	7		1
Serie		Tranche

under the

unter dem

EUR 10,000,000,000

DEBT ISSUANCE PROGRAMME

of

der

Linde plc and Linde Finance B.V.

Linde plc und der Linde Finance B.V.

Issue Date:	31 March 2022	Issue Price:	99.205 per cent.

Begebungstag:	31. März 2022	Emissionspreis:	99,205%

Important Notice

This document constitutes the final terms relating to the issue of Notes described herein (the “Final Terms”). These Final Terms have been prepared for the purposes of the listing of the Notes on the Euro MTF market of the Luxembourg Stock Exchange and must be read in conjunction with the base prospectus dated 3 August 2021 (as supplemented by the supplement(s) to the base prospectus dated 17 September 2021 and 23 March 2022) (the “Base Prospectus”) which constitute(s) a base prospectus for the purposes of the Luxembourg Law of 16 July 2019 on Prospectuses for Securities. The Base Prospectus and any supplement thereto are available for viewing in electronic form on the website of the Luxembourg Stock Exchange (www.bourse.lu). Full information on the Issuer and the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus.

Wichtiger Hinweis

Dieses Dokument stellt die endgültigen Bedingungen für die Emission der hierin beschriebenen Schuldverschreibungen dar (die “Endgültigen Bedingungen”). Diese Endgültigen Bedingungen wurden für die Zwecke des der Zulassung zum Handel der Schuldverschreibungen am Euro MTF Market der Luxemburger Börse abgefasst und sind nur mit dem Basisprospekt vom 3. August 2021 (ergänzt durch die Nachträge zum Basisprospekt vom 17. September 2021 und vom 23. März 2022) (der “Basisprospekt”), der einen Basisprospekt im Sinne des Luxemburger Gesetzes vom 16. Juli 2019 bezüglich Wertpapierprospekte darstellt, gemeinsam zu lesen. Der Basisprospekt sowie etwaige Nachträge können in elektronischer Form auf der Internetseite der Luxemburger Börse (www.bourse.lu) eingesehen werden. Vollständige Informationen in Bezug auf die Emittentin und die Schuldverschreibungen sind nur in der Gesamtheit dieser Endgültigen Bedingungen und dem Basisprospekt enthalten.

PART I – CONTRACTUAL TERMS

The Terms and Conditions applicable to the Notes (the “Conditions”), and the English language translation thereof, are as set out below.

TEIL I – VERTRAGLICHE REGELUNGEN

Die für die Schuldverschreibungen geltenden Anleihebedingungen (die “Bedingungen”) sowie deren englischsprachige Übersetzung sind wie nachfolgend aufgeführt.

§ 1 WÄHRUNG, STÜCKELUNG, FORM, EINZELNE DEFINITIONEN	§ 1 CURRENCY, DENOMINATION, FORM, CERTAIN DEFINITIONS

(1) Währung; Stückelung. Diese Serie der Schuldverschreibungen (die “Schuldverschreibungen”) der Linde plc (“Linde plc” oder die “Emittentin”) wird in Euro (die “Festgelegte Währung”) im Gesamtnennbetrag (vorbehaltlich § 1(4)) von EUR 750.000.000 (in Worten: siebenhundertfünfzig Millionen Euro) in einer Stückelung von EUR 100.000 (die “Festgelegte Stückelung”) begeben.	(1) Currency; Denomination. This Series of Notes (the “Notes”) of Linde plc (“Linde plc” or the “Issuer”) is being issued in Euro (the “Specified Currency”) in the aggregate principal amount (subject to § 1(4)) of EUR 750,000,000 (in words: seven hundred fifty million Euro) in denominations of EUR 100,000 (the “Specified Denomination”).

(2) Form. Die Schuldverschreibungen lauten auf den Inhaber.	(2) Form. The Notes are being issued in bearer form.

(3) Vorläufige Globalurkunde – Austausch.	(3) Temporary Global Note – Exchange.

(a)    Die Schuldverschreibungen sind anfänglich durch eine vorläufige Globalurkunde (die “vorläufige Globalurkunde”) ohne Zinsscheine verbrieft. Die vorläufige Globalurkunde wird gegen Schuldverschreibungen in der Festgelegten Stückelung, die durch eine Dauerglobalurkunde (die “Dauerglobalurkunde”) ohne Zinsscheine verbrieft sind, ausgetauscht. Die vorläufige Globalurkunde und die Dauerglobalurkunde tragen jeweils die Unterschriften ordnungsgemäß bevollmächtigter Vertreter der Emittentin und sind jeweils von der Emissionsstelle oder in deren Namen mit einer Kontrollunterschrift versehen. Einzelurkunden und Zinsscheine werden nicht ausgegeben.

(a)    The Notes are initially represented by a temporary global note (the “Temporary Global Note”) without coupons. The Temporary Global Note will be exchangeable for Notes in the Specified Denomination represented by a permanent global note (the “Permanent Global Note”) without coupons. The Temporary Global Note and the Permanent Global Note shall each be signed by authorized signatories of the Issuer and shall each be authenticated by or on behalf of the Fiscal Agent. Definitive Notes and interest coupons will not be issued.

(b)    Die vorläufige Globalurkunde wird frühestens an einem Tag (der “Austauschtag”) gegen die Dauerglobalurkunde austauschbar, der 40 Tage nach dem Tag der Ausgabe der vorläufigen Globalurkunde liegt. Ein solcher Austausch soll nur nach Vorlage von Bescheinigungen gemäß U.S. Steuerrecht erfolgen, wonach der oder die wirtschaftlichen Eigentümer der durch die vorläufige Globalurkunde verbrieften Schuldverschreibungen keine U.S.-Personen sind (ausgenommen bestimmte Finanzinstitute oder bestimmte Personen, die Schuldverschreibungen über solche Finanzinstitute halten). Zinszahlungen auf durch eine vorläufige Globalurkunde verbriefte Schuldverschreibungen erfolgen erst nach Vorlage solcher Bescheinigungen. Eine gesonderte Bescheinigung ist hinsichtlich einer jeden solchen Zinszahlung erforderlich. Jede Bescheinigung, die am oder nach dem 40. Tag nach dem Tag der Ausgabe der vorläufigen Globalurkunde eingeht, wird als ein Ersuchen behandelt werden, die vorläufige Globalurkunde gemäß diesem § 1(3)(b) auszutauschen. Wertpapiere, die im Austausch für die vorläufige Globalurkunde geliefert werden, sind nur außerhalb der Vereinigten Staaten (wie in § 4(3) definiert) zu liefern.

(b)    The Temporary Global Note shall be exchangeable for the Permanent Global Note from a date (the “Exchange Date”) 40 days after the date of issue of the Temporary Global Note. Such exchange shall only be made upon delivery of certifications to the effect that the beneficial owner or owners of the Notes represented by the Temporary Global Note is not a U.S. person (other than certain financial institutions or certain persons holding Notes through such financial institutions) as required by U.S. tax law. Payment of interest on Notes represented by a Temporary Global Note will be made only after delivery of such certifications. A separate certification shall be required in respect of each such payment of interest. Any such certification received on or after the 40th day after the date of issue of the Temporary Global Note will be treated as a request to exchange such Temporary Global Note pursuant to this § 1(3)(b). Any securities delivered in exchange for the Temporary Global Note shall be delivered only outside of the United States (as defined in § 4(3)).

(4) Clearing System. Jede Globalurkunde wird solange von einem oder im Namen eines Clearing Systems verwahrt, bis sämtliche Verbindlichkeiten der Emittentin aus den Schuldverschreibungen	(4) Clearing System. Each global note will be kept in custody by or on behalf of the Clearing System until all obligations of the Issuer under the Notes have been satisfied. “Clearing System” means

erfüllt sind. “Clearing System” bedeutet jeweils Folgendes: Clearstream Banking S.A., 42 Avenue JF Kennedy, 1855 Luxembourg, Großherzogtum Luxemburg (“CBL”), Euroclear Bank SA/NV, Boulevard du Roi Albert II, 1210 Brüssel, Belgien (“Euroclear”) (CBL und Euroclear jeweils ein “ICSD” und zusammen die “ICSDs”) sowie jeder Funktionsnachfolger.	each of the following: Clearstream Banking S.A., 42 Avenue JF Kennedy, 1855 Luxembourg, Grand Duchy of Luxembourg (“CBL”), Euroclear Bank SA/NV, Boulevard du Roi Albert II, 1210 Brussels, Belgium (“Euroclear”) (CBL and Euroclear each an “ICSD” and together the “ICSDs”) and any successor in such capacity.

Die Schuldverschreibungen werden in Form einer New Global Note (“NGN”) ausgegeben und von einem common safekeeper im Namen beider ICSDs verwahrt.	The Notes are issued in new global note (“NGN”) form and are kept in custody by a common safekeeper on behalf of both ICSDs.

Der Gesamtnennbetrag der durch die Globalurkunde verbrieften Schuldverschreibungen entspricht dem jeweils in den Registern beider ICSDs eingetragenen Gesamtbetrag. Die Register der ICSDs (unter denen die Register zu verstehen sind, die jeder ICSD für seine Kunden über den Betrag ihres Anteils an den Schuldverschreibungen führt) sind maßgeblicher Nachweis des Gesamtnennbetrags der durch die Globalurkunde verbrieften Schuldverschreibungen, und eine zu diesem Zweck von einem ICSD jeweils ausgestellte Bescheinigung mit dem Betrag der so verbrieften Schuldverschreibungen ist maßgebliche Bestätigung des Inhalts des Registers des betreffenden ICSD zu dem fraglichen Zeitpunkt.	The aggregate principal amount of Notes represented by the global note shall be the aggregate amount from time to time entered in the records of both ICSDs. The records of the ICSDs (which expression means the records that each ICSD holds for its customers which reflect the amount of such customer’s interest in the Notes) shall be conclusive evidence of the aggregate principal amount of Notes represented by the global note and, for these purposes, a statement issued by an ICSD stating the amount of Notes so represented at any time shall be conclusive evidence of the records of the relevant ICSD at that time.

Bei jeder Rückzahlung oder einer Zinszahlung auf die durch die Globalurkunde verbrieften Schuldverschreibungen bzw. beim Kauf und der Entwertung der durch die Globalurkunde verbrieften Schuldverschreibungen weist die Emittentin die ICSDs an, dass die Einzelheiten der Rückzahlung, Zahlung oder des Kaufs und der Entwertung bezüglich der Globalurkunde pro rata in die Unterlagen der ICSDs eingetragen werden, und dass nach dieser Eintragung vom Gesamtnennbetrag der in die Register der ICSDs aufgenommenen und durch die Globalurkunde verbrieften Schuldverschreibungen der Gesamtnennbetrag der zurückgekauften bzw. gekauften und entwerteten Schuldverschreibungen abgezogen wird.	On any redemption or payment of interest being made in respect of, or purchase and cancellation of, any of the Notes represented by the global note the Issuer instructs the ICSDs that details of any redemption, payment or purchase and cancellation (as the case may be) in respect of the global note shall be entered pro rata in the records of the ICSDs and, upon any such entry being made, the aggregate principal amount of the Notes recorded in the records of the ICSDs and represented by the global note shall be reduced by the aggregate principal amount of the Notes so redeemed or purchased and cancelled.

Bei Austausch nur eines Teils von Schuldverschreibungen, die durch eine vorläufige Globalurkunde verbrieft sind, wird die Emittentin sicherstellen, dass die Einzelheiten dieses Austauschs pro rata in die Register der ICSDs aufgenommen werden.	On an exchange of a portion only of the Notes represented by a Temporary Global Note, the Issuer shall procure that details of such exchange shall be entered pro rata in the records of the ICSDs.

(5) Gläubiger von Schuldverschreibungen. “Gläubiger” bedeutet jeder Inhaber eines Miteigentumsanteils oder anderen Rechts an den Schuldverschreibungen.	(5) Holder of Notes. “Holder” means any holder of a proportionate co-ownership or other beneficial interest or right in the Notes.

§ 2 STATUS, NEGATIVVERPFLICHTUNG	§ 2 STATUS, NEGATIVE PLEDGE

(1) Status. Die Schuldverschreibungen begründen nicht besicherte und nicht nachrangige Verbindlichkeiten der Emittentin, die untereinander und mit allen anderen nicht besicherten und nicht nachrangigen Verbindlichkeiten der Emittentin gleichrangig sind mit Ausnahme von Verbindlichkeiten, die nach geltenden Rechtsvorschriften vorrangig sind.	(1) Status. The obligations under the Notes constitute unsecured and unsubordinated obligations of the Issuer ranking pari passu among themselves and pari passu with all other unsecured and unsubordinated obligations of the Issuer except for any obligations preferred by law.

(2) Negativverpflichtung. Die Emittentin verpflichtet sich, solange Schuldverschreibungen ausstehen, jedoch nur bis zu dem Zeitpunkt, an dem alle Beträge an Kapital und Zinsen der Zahlstelle zur Verfügung gestellt worden sind,	(2) Negative Pledge. So long as any of the Notes remains outstanding, but only up to the time all amounts of principal and interest have been placed at the disposal of the Paying Agent, the Issuer undertakes not to grant or permit to subsist any

keine Grundpfandrechte oder sonstigen dinglichen Sicherungsrechte an gegenwärtigen oder zukünftigen Teilen ihres Vermögens oder ihrem gegenwärtigen oder zukünftigen Vermögens insgesamt zur Besicherung einer gegenwärtigen oder zukünftigen Kapitalmarktverbindlichkeit, die von der Emittentin oder einer anderen Person eingegangen oder gewährleistet ist, zu bestellen oder fortbestehen zu lassen, ohne gleichzeitig die Gläubiger an derselben Sicherheit im gleichen Rang und gleichen Verhältnis teilnehmen zu lassen.	mortgage, land charge or any other security right in rem (dingliches Sicherungsrecht) over any or all of its present or future assets, as security for any present or future Capital Market Indebtedness issued or guaranteed by the Issuer or by any other person, without at the same time having the Holders share equally and rateably in such security.

“Kapitalmarktverbindlichkeit” ist jede Verbindlichkeit zur Zahlung aufgenommener Gelder, die durch Schuldverschreibungen, die eine ursprüngliche Laufzeit von mehr als einem Jahr haben und die an einer Börse oder an einem anderen anerkannten Wertpapiermarkt notiert oder gehandelt werden oder werden können, verbrieft, verkörpert oder dokumentiert ist. Um etwaige Zweifel bezüglich von asset-backed financings der Emittentin zu vermeiden, schließen die in diesem § 2 benutzten Worte “Vermögen” und “Verbindlichkeiten zur Zahlung aufgenommener Gelder” nicht solche Vermögensgegenstände und Verbindlichkeiten der Emittentin ein, die im Einklang mit den Gesetzen und den anwendbaren anerkannten Regeln der Bilanzierung und Buchführung nicht in der Bilanz der Emittentin ausgewiesen werden müssen und darin auch nicht ausgewiesen werden.	“Capital Market Indebtedness” means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, notes with an initial term longer than one year, which are or are capable of being quoted, listed, dealt in or traded on a stock exchange or other recognised securities market. For the purposes of avoiding any doubt in respect of asset-backed financings originated by the Issuer, the expressions “assets” and “obligations for the payment of borrowed money” as used in this § 2 do not include assets and obligations of the Issuer which, pursuant to the requirements of law and the applicable generally accepted accounting principles, need not be, and are not, reflected in the Issuer’s balance sheet.

§ 3 ZINSEN	§ 3 INTEREST

(1) Zinssatz und Zinszahlungstage. Die Schuldverschreibungen werden bezogen auf ihren Gesamtnennbetrag verzinst, und zwar vom 31. März 2022 (der “Verzinsungsbeginn”) (einschließlich) bis zum Endfälligkeitstag (wie in § 5(1) definiert) (ausschließlich) mit jährlich 1,375%. Die Zinsen sind nachträglich am 31. März eines jeden Jahres zahlbar (jeweils ein “Zinszahlungstag”). Die erste Zinszahlung erfolgt am 31. März 2023.	(1) Rate of Interest and Interest Payment Dates. The Notes shall bear interest on their aggregate principal amount at the rate of 1.375 % per annum from (and including) 31 March 2022 (“Interest Commencement Date”) to (but excluding) the Maturity Date (as defined in § 5(1)). Interest shall be payable in arrears on 31 March in each year (each such date, an “Interest Payment Date”). The first payment of interest shall be made on 31 March 2023.

(2) Auflaufende Zinsen. Der Zinslauf der Schuldverschreibungen endet mit Ablauf des Tages, der dem Tag vorangeht, an dem sie zur Rückzahlung fällig werden. Falls die Emittentin die Schuldverschreibungen bei Fälligkeit nicht einlöst, erfolgt die Verzinsung des ausstehenden Gesamtnennbetrags der Schuldverschreibungen vom Tag der Fälligkeit bis zum Ablauf des Tages, der dem Tag der tatsächlichen Rückzahlung der Schuldverschreibungen vorausgeht, in Höhe des gesetzlich festgelegten Satzes für Verzugszinsen.[1]	(2) Accrual of Interest. The Notes shall cease to bear interest from the expiry of the day preceding the day on which they are due for redemption. If the Issuer shall fail to redeem the Notes when due, interest shall continue to accrue on the outstanding aggregate principal amount of the Notes from the due date until the expiry of the day preceding the day of the actual redemption of the Notes at the default rate of interest established by law.[2]

(3) Zinstagequotient. Sofern Zinsen für einen beliebigen Zeitraum zu berechnen sind, erfolgt die Berechnung auf der Grundlage des Zinstagequotienten (wie nachstehend definiert).	(3) Day Count Fraction. If interest is required to be calculated for any period of time, such interest shall be calculated on the basis of the Day Count Fraction (as defined below).

“Zinstagequotient” bezeichnet im Hinblick auf die Berechnung eines Zinsbetrags auf eine Schuldverschreibung für einen beliebigen Zeitraum (der “Zinsberechnungszeitraum”):	“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Note for any period of time (the “Calculation Period”):

(i) wenn der Zinsberechnungszeitraum der Feststellungsperiode entspricht, in die er	(i) if the Calculation Period is equal to or shorter than the Determination Period

[1]	Der gesetzliche Verzugszinssatz beträgt für das Jahr fünf Prozentpunkte über dem von der Deutsche Bundesbank von Zeit zu Zeit bekanntgemachten Basiszinssatz, §§ 288 Absatz 1, 247 BGB.
[2]	The default rate of interest established by law is five percentage points above the basic rate of interest published by Deutsche Bundesbank from time to time, §§ 288(1), 247 BGB (German Civil Code).

fällt, oder kürzer als diese ist, die Anzahl von Tagen in dem Zinsberechnungszeitraum dividiert durch das Produkt aus (A) der Anzahl von Tagen in der betreffenden Feststellungsperiode und (B) der Anzahl der Feststellungsperioden, die üblicherweise in einem Jahr enden; und during which it falls, the number of days in the Calculation Period divided by the product of (A) the number of days in such Determination Period and (B) the number of Determination Periods normally ending in any year; and

(ii) wenn der Zinsberechnungszeitraum länger als eine Feststellungsperiode ist, die Summe aus	(ii) if the Calculation Period is longer than one Determination Period, the sum of:

(A)   der Anzahl der Tage in dem betreffenden Zinsberechnungszeitraum, die in die Feststellungsperiode fallen, in der der Zinsberechnungszeitraum beginnt, dividiert durch das Produkt aus (1) der Anzahl der Tage in der betreffenden Feststellungsperiode und (2) der Anzahl der Feststellungsperioden, die üblicherweise in einem Jahr enden; und

(A)   the number of days in such Calculation Period falling in the Determination Period in which the Calculation Period begins divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year; and

(B)   die Anzahl der Tage in dem betreffenden Zinsberechnungszeitraum, die in die nachfolgende Feststellungsperiode fallen, dividiert durch das Produkt aus (1) der Anzahl der Tage in der betreffenden Feststellungsperiode und (2) der Anzahl der Feststellungsperioden, die üblicherweise in einem Jahr enden.

(B)   the number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year

Dabei gilt Folgendes:	Where:

“Feststellungstermin” bezeichnet jeden 31. März;	“Determination Date” means each 31 March;

“Feststellungsperiode” bezeichnet jeden Zeitraum ab einem Feststellungstermin (einschließlich), der in ein beliebiges Jahr fällt, bis zum nächsten Feststellungstermin (ausschließlich).	“Determination Period” means each period from and including a Determination Date in any year to but excluding the next Determination Date.

§ 4 ZAHLUNGEN	§ 4 PAYMENTS

(1)(a)  Zahlungen auf Kapital. Zahlungen auf Kapital in Bezug auf die Schuldverschreibungen erfolgen nach Maßgabe des nachstehenden § 4(2) an das Clearing System oder (falls anwendbar) dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearing Systems außerhalb der Vereinigten Staaten.

(1)(a)  Payment of Principal. Payment of principal in respect of Notes shall be made, subject to § 4(2) below, to the Clearing System or (if applicable) to its order for credit to the accounts of the relevant account holders of the Clearing System outside the United States.

(b)    Zahlung von Zinsen. Die Zahlung von Zinsen auf Schuldverschreibungen erfolgt nach Maßgabe von § 4(2) an das Clearing System oder (falls anwendbar) dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearing Systems.

(b)    Payment of Interest. Payment of interest on Notes shall be made, subject to § 4(2), to the Clearing System or (if applicable) to its order for credit to the relevant account holders of the Clearing System.

Die Zahlung von Zinsen auf Schuldverschreibungen, die durch die vorläufige Globalurkunde verbrieft sind,	Payment of interest on Notes represented by the Temporary Global Note shall be made, subject to § 4(2), to the Clearing erfolgt nach Maßgabe von § 4(2) an das Clearing System oder (falls anwendbar) dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearing Systems, und zwar nach ordnungsgemäßer Bescheinigung gemäß § 1(3)(b).

System or (if applicable) to its order for credit to the relevant account holders of the Clearing System, upon due certification as provided in § 1(3)(b).

(2) Zahlungsweise. Vorbehaltlich geltender steuerlicher und sonstiger gesetzlicher Regelungen und Vorschriften erfolgen zu leistende Zahlungen auf die Schuldverschreibungen in der Festgelegten Währung.	(2) Manner of Payment. Subject to applicable fiscal and other laws and regulations, payments of amounts due in respect of the Notes shall be made in the Specified Currency.

(3) Vereinigte Staaten. Für die Zwecke des § 1(3) und des § 4(1) bezeichnet “Vereinigte Staaten” die Vereinigten Staaten von Amerika (einschließlich deren Bundesstaaten und des District of Columbia) sowie deren Territorien (einschließlich Puerto Rico, der U.S. Virgin Islands, Guam, American Samoa, Wake Island und Northern Mariana Islands).	(3) United States. For purposes of § 1(3) and § 4(1), “United States” means the United States of America (including the States thereof and the District of Columbia) and its possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands).

(4) Erfüllung. Die Emittentin wird durch Leistung der Zahlung an das Clearing System oder dessen Order von ihrer Zahlungspflicht befreit.	(4) Discharge. The Issuer shall be discharged by payment to, or to the order of, the Clearing System.

(5) Zahltag. Fällt der Fälligkeitstag einer Zahlung in Bezug auf eine Schuldverschreibung auf einen Tag, der kein Zahltag ist, dann hat der Gläubiger keinen Anspruch auf Zahlung vor dem nächsten Zahltag am jeweiligen Geschäftsort. Der Gläubiger ist nicht berechtigt, weitere Zinsen oder sonstige Zahlungen aufgrund dieser Verspätung zu verlangen. Für diese Zwecke bezeichnet “Zahltag” einen Tag (außer einem Samstag oder Sonntag),	(5) Payment Business Day. If the due date for payment of any amount in respect of any Note is not a Payment Business Day, then the Holder shall not be entitled to payment until the next such day in the relevant place and shall not be entitled to further interest or other payment in respect of such delay. For these purposes, “Payment Business Day” means any day which is a day (other than a Saturday or a Sunday)

an dem das Clearing System sowie alle betroffenen Bereiche des Trans-European Automated Real-time Gross Settlement Express Transfer System 2 (“TARGET”) offen sind, um Zahlungen abzuwickeln.	on which the Clearing System as well as well as all relevant parts of the Trans-European Automated Real-time Gross Settlement Express Transfer System 2 (“TARGET”) are open to effect payments.

(6) Bezugnahmen. Bezugnahmen in diesen Anleihebedingungen auf Kapital der Schuldverschreibungen schließen, soweit anwendbar, die folgenden Beträge ein: den Rückzahlungsbetrag der Schuldverschreibungen; den Vorzeitigen Rückzahlungsbetrag; den Wahl-Rückzahlungsbetrag (Call); sowie jeden Aufschlag sowie sonstige auf oder in Bezug auf die Schuldverschreibungen zahlbaren Beträge. Bezugnahmen in diesen Anleihebedingungen auf Zinsen auf Schuldverschreibungen schließen, soweit anwendbar, sämtliche gemäß § 7 zahlbaren Zusätzlichen Beträge ein.	(6) References. References in these Terms and Conditions to principal in respect of the Notes shall be deemed to include, as applicable: the Final Redemption Amount; the Early Redemption Amount; the Call Redemption Amount; and any premium and any other amounts which may be payable under or in respect of the Notes. References in these Terms and Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any Additional Amounts which may be payable under § 7.

(7) Hinterlegung von Kapital und Zinsen. Die Emittentin ist berechtigt, beim Amtsgericht Frankfurt am Main Zins- oder Kapitalbeträge zu hinterlegen, die von den Gläubigern nicht innerhalb von zwölf Monaten nach dem Endfälligkeitstag beansprucht worden sind, auch wenn die Gläubiger sich nicht in Annahmeverzug befinden. Soweit eine solche Hinterlegung erfolgt, und auf das Recht der Rücknahme verzichtet wird, erlöschen die diesbezüglichen Ansprüche der Gläubiger gegen die Emittentin.	(7) Deposit of Principal and Interest. The Issuer may deposit with the local court (Amtsgericht) in Frankfurt am Main principal or interest not claimed by Holders within twelve months after the Maturity Date, even though such Holders may not be in default of acceptance of payment. If and to the extent that the deposit is effected and the right of withdrawal is waived, the respective claims of such Holders against the Issuer shall cease.

§ 5 RÜCKZAHLUNG	§ 5 REDEMPTION

(1) Rückzahlung bei Endfälligkeit. Soweit nicht zuvor bereits ganz oder teilweise zurückgezahlt oder angekauft und entwertet, werden die Schuldverschreibungen am 31. März 2031 (der “Endfälligkeitstag”) zu ihrem Rückzahlungsbetrag zurückgezahlt.	(1) Redemption at Maturity. Unless previously redeemed in whole or in part or purchased and cancelled, the Notes shall be redeemed at their Final Redemption Amount on 31 March 2031 (the “Maturity Date”).

Der “Rückzahlungsbetrag” in Bezug auf jede Schuldverschreibung entspricht der Festgelegten Stückelung der Schuldverschreibung.	The “Final Redemption Amount” in respect of each Note shall be its Specified Denomination.

(2) Rückkauf. Die Emittentin oder eine Tochtergesellschaft können jederzeit Schuldverschreibungen im Markt oder anderweitig zu jedem beliebigen Preis kaufen. Derartig erworbene Schuldverschreibungen können entwertet, gehalten oder wieder veräußert werden.	(2) Purchase. The Issuer or any subsidiary may at any time purchase Notes in the open market or otherwise and at any price. Such acquired Notes may be cancelled, held or resold.

(3) Vorzeitige Rückzahlung aus steuerlichen Gründen. Die Emittentin ist berechtigt, die ausstehenden Schuldverschreibungen (insgesamt, jedoch nicht nur teilweise) durch Mitteilung an die Gläubiger gemäß § 13 unter Einhaltung einer Frist von nicht weniger als 30 und nicht mehr als 60 Tagen mit Wirkung zu dem in der Mitteilung für die Rückzahlung festgesetzten Tag zu kündigen, wenn ein Gross-up-Ereignis (wie nachstehend definiert) eintritt. Wenn die Emittentin ihr Rückzahlungsrecht gemäß Satz 1 ausübt, ist die Emittentin verpflichtet, die Schuldverschreibungen an dem in der Mitteilung für die Rückzahlung festgelegten Tag zu ihrem Vorzeitigen Rückzahlungsbetrag zuzüglich bis zum für die Rückzahlung festgesetzten Tag (ausschließlich) aufgelaufener Zinsen zurückzuzahlen.	(3) Early Redemption for Reasons of Taxation. The Issuer may, on giving not less than 30 and not more than 60 days’ prior notice to the Holders in accordance with § 13, redeem all, but not some only, of the outstanding Notes with effect as of the date of redemption fixed in the notice if a Gross up Event (as defined below) occurs. If the Issuer exercises its call right in accordance with sentence 1, the Issuer shall redeem the Notes at their Early Redemption Amount (as defined below) together with interest accrued to but excluding the date fixed for redemption on the date fixed for redemption.

Eine solche Kündigungserklärung darf nicht früher als 90 Tage vor dem Tag erfolgen, an dem die Emittentin erstmals verpflichtet wäre, Zusätzliche Beträge (wie in § 7 definiert) zu zahlen.	No such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be for the first time obliged to pay any Additional Amounts (as defined in § 7).

Ein “Gross-up-Ereignis” tritt ein, wenn der Emittentin ein Gutachten einer anerkannten Anwaltskanzlei vorliegt (und die Emittentin der Emissionsstelle eine Kopie davon übermittelt), aus dem hervorgeht, dass die Emittentin aufgrund einer Änderung oder Klarstellung von Gesetzen, Verordnungen oder sonstigen Vorschriften, oder aufgrund einer Änderung oder Klarstellung der Auslegung oder Anwendung, oder aufgrund einer erstmaligen Auslegung oder Anwendung dieser Gesetze, Verordnungen oder sonstigen Vorschriften durch eine gesetzgebende Körperschaft, ein Gericht oder eine Behörde (einschließlich des Erlasses von Gesetzen sowie der Bekanntmachung von Entscheidungen eines Gerichts oder einer Behörde) verpflichtet ist oder verpflichtet sein wird, Zusätzliche Beträge gemäß § 7 auf die Schuldverschreibungen zu zahlen, wenn die Änderung oder Klarstellung an oder nach dem Tag der Begebung der letzten Tranche dieser Serie von Schuldverschreibungen in Kraft tritt (einschließlich des Falles, dass die betreffende Änderung oder Klarstellung rückwirkend Anwendung findet), und die Emittentin diese Verpflichtung nicht abwenden kann, indem sie Maßnahmen ergreift, die sie nach Treu und Glauben für zumutbar und angemessen hält.	A “Gross up Event” will occur if an opinion of a recognised law firm has been delivered to the Issuer (and the Issuer has provided the Fiscal Agent with a copy thereof) stating that, as a result of any change in, or amendment or clarification to, the laws, regulations or other rules, or as a result of any change in, or amendment or clarification to, the interpretation or application, or as a result of any interpretation or application made for the first time, of any such laws, regulations or other rules by any legislative body, court or authority (including the enactment of any legislation and the publication of any decision of any court or authority), which change, amendment or clarification becomes effective on or after the date of issue of the last tranche of this Series of Notes (including any such change, amendment or clarification which has a retroactive effect), the Issuer has or will become obliged to pay Additional Amounts pursuant to § 7 on the Notes, and that obligation cannot be avoided by the Issuer taking such measures it (acting in good faith) deems reasonable and appropriate.

Eine solche Kündigung ist unwiderruflich, muss den für die Rückzahlung festgelegten Tag nennen und eine zusammenfassende Erklärung enthalten, welche die das Rückzahlungsrecht der Emittentin begründenden Umstände darlegt.	Any such notice shall be irrevocable, must specify the date fixed for redemption and must set forth a statement in summary form of the facts constituting the basis for the right of the Issuer so to redeem.

(4) Vorzeitige Rückzahlung nach Wahl der Emittentin bei geringem ausstehendem Gesamtnennbetrag. Die Emittentin ist berechtigt, die ausstehenden Schuldverschreibungen (insgesamt, jedoch nicht nur teilweise) jederzeit	(4) Early Redemption for Reason of Minimal Outstanding Aggregate Principal Amount. The Issuer may, on giving not less than 30 and not more than 60 days’ prior notice to the Holders in accordance with § 13, redeem all, but not some

durch Mitteilung an die Gläubiger gemäß § 13 unter Einhaltung einer Frist von mindestens 30 und höchstens 60 Kalendertagen mit Wirkung zu dem in der Mitteilung für die Rückzahlung festgesetzten Tag zu kündigen, wenn zu irgendeinem Zeitpunkt der Gesamtnennbetrag der ausstehenden und nicht von der Emittentin und ihren Tochtergesellschaften gehaltenen Schuldverschreibungen auf 25 % oder weniger des Gesamtnennbetrags der Schuldverschreibungen dieser Serie, die ursprünglich ausgegeben wurden (einschließlich Schuldverschreibungen, die gemäß § 12(1) zusätzlich begeben worden sind), fällt. Wenn die Emittentin ihr Kündigungsrecht gemäß Satz 1 ausübt, ist die Emittentin verpflichtet, die Schuldverschreibungen an dem für die Rückzahlung festgesetzten Tag zu ihrem Vorzeitigen Rückzahlungsbetrag zuzüglich bis zum für die Rückzahlung festgesetzten Tag (ausschließlich) aufgelaufener Zinsen zurückzahlen.	only, of the outstanding Notes at any time with effect on the date fixed for redemption in the notice if at any time the aggregate principal amount of the Notes outstanding and held by persons other than the Issuer and its subsidiaries is equal to or less than 25 % of the aggregate principal amount of the Notes of this Series originally issued (including any Notes additionally issued in accordance with § 12(1)). In the case such notice is given, the Issuer will redeem the Notes at their Early Redemption Amount together with interest accrued to but excluding the date fixed for redemption on the date fixed for redemption.

(5) Vorzeitige Rückzahlung nach Wahl der Emittentin.	(5) Early Redemption at the Option of the Issuer.

(a)    Die Emittentin ist berechtigt, die ausstehenden Schuldverschreibungen (insgesamt oder teilweise) durch Mitteilung an die Gläubiger gemäß § 13 unter Einhaltung einer Frist von nicht weniger als 30 und nicht mehr als 60 Tagen mit Wirkung zu jedem Wahl-Rückzahlungstag (Call) (wie nachstehend definiert) zu kündigen. Wenn die Emittentin ihr Rückzahlungsrecht gemäß Satz 1 ausübt, ist die Emittentin verpflichtet, die Schuldverschreibungen an dem in der Bekanntmachung für die Rückzahlung festgelegten Wahl-Rückzahlungstag (Call) zu ihrem betreffenden Wahl-Rückzahlungsbetrag (Call) (wie nachstehend definiert) zuzüglich bis zu diesem Wahl-Rückzahlungstag (Call) (ausschließlich) aufgelaufener Zinsen zurückzuzahlen.

(a)    The Issuer may, on giving not less than 30 and not more than 60 days’ prior notice to the Holders in accordance with § 13, redeem all or some only of the outstanding Notes with effect as of each Call Redemption Date (as specified below). If the Issuer exercises its call right in accordance with sentence 1, the Issuer shall redeem the Notes at the applicable Call Redemption Amount (as defined below) together with accrued interest to but excluding such Call Redemption Date on the Call Redemption Date fixed for redemption.

“Wahl-Rückzahlungstag(e) (Call)”	“Call Redemption Date(s)”

bezeichnet jeden Zahltag im Zeitraum vom 31. Dezember 2030 (einschließlich) bis zum 30. März 2031 (einschließlich).	means any Payment Business Day in the period from (and including) 31 December 2030 to (and including) 30 March 2031.

“Wahl-Rückzahlungsbetrag/-beträge (Call)”	“Call Redemption Amount(s)”

Festgelegte Stückelung	Specified Denomination

Der Emittentin steht dieses Wahlrecht nicht in Bezug auf eine Schuldverschreibung zu, deren Rückzahlung bereits der Gläubiger in Ausübung seines Wahlrechts nach § 5(7) verlangt hat.	The Issuer may not exercise such option in respect of any Note which is the subject of the prior exercise by the Holder thereof of its option to require the redemption of such Note under § 5(7).

(b) Eine solche Kündigung ist unwiderruflich. Sie beinhaltet die folgenden Angaben:	(b) Any such notice shall be irrevocable. Such notice shall specify:

(i) die zurückzuzahlende Serie von Schuldverschreibungen und deren Wertpapier-Kennnummern;	(i) the Series and securities identification numbers of the Notes subject to redemption;

(ii) eine Erklärung, ob diese Serie ganz oder teilweise zurückgezahlt wird und im letzteren Fall den Gesamtnennbetrag der zurückzuzahlenden Schuldverschreibungen;	(ii) whether such Series is to be redeemed in whole or in part only and, if in part only, the aggregate principal amount of the Notes which are to be redeemed;

(iii) den für die Rückzahlung festgelegten Wahl-Rückzahlungstag (Call); und	(iii) the Call Redemption Date fixed for redemption; and

(iv) den betreffenden Wahl-Rückzahlungsbetrag (Call), zu dem die Schuldverschreibungen zurückgezahlt werden.	(iv) the applicable Call Redemption Amount at which such Notes are to be redeemed.

(c)    Wenn die Schuldverschreibungen nur teilweise zurückgezahlt werden, werden die zurückzuzahlenden Schuldverschreibungen in Übereinstimmung mit den Regeln des betreffenden Clearing Systems ausgewählt. Die teilweise Rückzahlung wird in den Unterlagen des betreffenden Clearing Systems nach dessen Ermessen entweder als Pool-Faktor oder als Reduzierung des Nennbetrags wiedergegeben.

(c)    In the case of a partial redemption of Notes, the Notes to be redeemed shall be selected in accordance with the rules of the relevant Clearing System. Such partial redemption shall be reflected in the records of relevant Clearing System as either a pool factor or a reduction in the principal amount, at the discretion of relevant Clearing System.

(6) Vorzeitige Rückzahlung nach Wahl der Emittentin zum Make-whole Betrag.	(6) Early Redemption at the Option of the Issuer at the Make-whole Amount.

(a)    Die Emittentin ist berechtigt, die ausstehenden Schuldverschreibungen (insgesamt, jedoch nicht nur teilweise) jederzeit durch Mitteilung an die Gläubiger gemäß § 13 unter Einhaltung einer Frist von nicht weniger als 30 und nicht mehr als 60 Tagen mit Wirkung zu dem in der Mitteilung für die Rückzahlung festgesetzten Tag zu kündigen. Wenn die Emittentin ihr Rückzahlungsrecht gemäß Satz 1 ausübt, ist die Emittentin verpflichtet, die Schuldverschreibungen an dem in der Bekanntmachung für die Rückzahlung festgelegten Tag zu ihrem Make-whole Betrag (wie nachstehend definiert)zuzüglich bis zu dem für die Rückzahlung festgelegten Tag (ausschließlich) aufgelaufener Zinsen zurückzahlen.

(a)    The Issuer may, on giving not less than 30 and not more than 60 days’ prior notice to the Holders in accordance with § 13, redeem all, but not some only, of the outstanding Notes at any time with effect as of the date of redemption fixed in the notice. If the Issuer exercises its call right in accordance with sentence 1, the Issuer shall redeem the Notes at the Make-whole Amount together with accrued interest to but excluding the date fixed for redemption.

Der Emittentin steht dieses Wahlrecht nicht in Bezug auf eine Schuldverschreibung zu, deren Rückzahlung bereits der Gläubiger in Ausübung seines Wahlrechts nach § 5(7) verlangt hat.	The Issuer may not exercise such option in respect of any Note which is the subject of the prior exercise by the Holder thereof of its option to require the redemption of such Note under § 5(7).

(b) Eine solche Kündigung ist unwiderruflich. Sie beinhaltet die folgenden Angaben:	(b) Any such notice shall be irrevocable. Such notice shall specify:

(i) die zurückzuzahlende Serie von Schuldverschreibungen und deren Wertpapier-Kennnummern;	(i) the Series and securities identification numbers of the Notes subject to redemption;

(ii) den für die Rückzahlung festgelegten Tag; und	(ii) the date fixed for redemption; and

(iii) den Make-whole Betrag, zu dem die Schuldverschreibungen zurückgezahlt werden.	(iii) the Make-whole Amount at which such Notes are to be redeemed.

(c) Der “Make-whole Betrag” je Schuldverschreibung entspricht dem höheren der folgenden Beträge:	(c) “Make-whole Amount” per Note shall be the higher of the following amounts:

(i) der Festgelegten Stückelung; oder	(i) the Specified Denomination; or

(ii) dem Abgezinsten Marktwert.	(ii) the Present Value.

Der Make-Whole Betrag wird von der Berechnungsstelle berechnet.	The Make-Whole Amount shall be calculated by the Calculation Agent.

Der “Abgezinste Marktwert” ist die Summe aus	The “Present Value” will be the sum of

(a) dem auf den Rückzahlungstag abgezinsten Wert der Festgelegten Stückelung der zurückzuzahlenden Schuldverschreibung, der ansonsten am Endfälligkeitstag fällig werden würde; und	(a) the Specified Denomination to be redeemed which would otherwise become due on the Maturity Date, discounted to the date fixed for redemption; and

(b)    den jeweils auf den Rückzahlungstag abgezinsten Werten der verbleibenden Zinszahlungen, die ansonsten an jedem Zinszahlungstag nach dem Rückzahlungstag bis zum Endfälligkeitstag (einschließlich) fällig werden würden (ausschließlich etwaiger, bis zum Rückzahlungstag (ausschließlich) aufgelaufener Zinsen).

(b)    the remaining interest payments which would otherwise become due on each Interest Payment Date falling after the date fixed for redemption to and including the Maturity Date (excluding any interest accrued to but excluding the date fixed for redemption), each discounted to the date fixed for redemption.

Die Berechnungsstelle errechnet den Abgezinsten Marktwert gemäß der Marktkonvention auf einer Grundlage, die der Berechnung von Zinsen gemäß § 3 entspricht, wobei sie die Benchmark-Rendite zuzüglich 0,20 % zugrunde legt.

The Calculation Agent will calculate the Present Value in accordance with market convention on a basis which is consistent with the calculation of interest as set out in § 3, using the Benchmark Yield plus 0.20%.

Die “Benchmark-Rendite” bezeichnet die am Rückzahlungs-Berechnungstag bestehende Rendite der entsprechenden DBR 0,000% fällig am 15. Februar 2031 (ISIN: DE0001102531), wie gegen 12:00 Uhr mittags (Frankfurter Zeit) an diesem Tag auf der Bloomberg Seite DE0001102564 Govt HP (unter Nutzung der Einstellung “Last Yield to Convention” und der Preisquelle “FRNK) abgelesen, oder wie von einer anderen, durch die Berechnungsstelle festgelegten, Quelle hergeleitet oder veröffentlicht oder, sollte die Rendite zu diesem Zeitpunkt nicht verfügbar sein, bezeichnet die Benchmark-Rendite eine ersetzende Referenzanleihe, die von der Berechnungsstelle festgesetzt wird, mit einer Laufzeit, die mit der verbleibenden Restlaufzeit der Schuldverschreibung bis zum Endfälligkeitstag vergleichbar ist, und die im Zeitpunkt der Auswahlentscheidung und entsprechend der üblichen Finanzmarktpraxis zur Preisbestimmung bei Neuemissionen von Unternehmensanleihen mit einer bis zum Endfälligkeitstag der Schuldverschreibung vergleichbaren Laufzeit verwendet werden würde.

The “Benchmark Yield” means the yield at the Redemption Calculation Date of the corresponding DBR 0.000% due 15 February 2031 (ISIN: DE0001102531), as observed at around (12:00) noon (Frankfurt time) on such date on Bloomberg page DE0001102564 Govt HP (using the setting “Last Yield to Convention” and using the pricing source “FRNK”), or as derived or published by such other source as determined by the Calculation Agent, and if such yield is not available at that time, the Benchmark Yield shall be the yield of a substitute benchmark security chosen by the Calculation Agent, having a maturity comparable to the remaining term of the Note to the Maturity Date, and that would be used at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Maturity Date.

“Rückzahlungs-Berechnungstag” ist der sechste Geschäftstag vor dem Rückzahlungstag.	“Redemption Calculation Date” means the sixth Business Day prior to the date fixed for redemption.

(7) Vorzeitige Rückzahlung nach Wahl des Gläubigers bei Kontrollwechselereignis.	(7) Early Redemption at the Option of a Holder in the case of a Change of Control Event.

(a) Die Emittentin hat eine Schuldverschreibung nach Ausübung des	(a) The Issuer shall, at the option of the Holder of any Note, redeem such Note if entsprechenden Wahlrechts des Gläubigers bei Eintritt eines Kontrollwechselereignisses zu ihrem Vorzeitigen Rückzahlungsbetrag am Kontrollwechsel-Rückzahlungstag zuzüglich bis zum Kontrollwechsel-Rückzahlungstag (ausschließlich) aufgelaufener Zinsen zurückzuzahlen.

a Change of Control Event occurs at their Early Redemption Amount on the Change of Control Redemption Date together with interest accrued to but excluding the Change of Control Redemption Date.

(b)    Ein “Kontrollwechselereignis” tritt ein, wenn (i) ein Kontrollwechsel eintritt und (ii) es bis zu dem Ablauf des Kontrollwechselzeitraums zu einer Absenkung des Ratings kommt und (iii) die Ratingagentur, die für die Absenkung des Ratings verantwortlich ist, öffentlich bekannt gibt oder der Emittentin schriftlich bestätigt, dass die Absenkung des Ratings, insgesamt oder teilweise, im Zusammenhang mit dem Kontrollwechsel steht.

(b)    A “Change of Control Event” occurs if (i) a Change of Control occurs and (ii) until the end of the Change of Control Period a Rating Downgrade occurs and (iii) the Rating Agency responsible for the Rating Downgrade announces publicly or confirms in writing to the Issuer that such Rating Downgrade resulted, in whole or in part, in connection with the Change of Control.

Für Zwecke dieses Kontrollwechselereignisses:	For the purposes of such option:

Bedeutet “Ratingagentur” jede Ratingagentur von Moody’s oder S&P oder eine ihrer jeweiligen Nachfolgegesellschaften oder jede andere Ratingagentur vergleichbaren internationalen Ansehens, wie von Zeit zu Zeit durch die Linde plc bestimmt;

“Rating Agency” means the rating agencies of Moody’s or S&P or any of their respective successors or any other rating agency of equivalent international standing specified from time to time by Linde plc;

Gilt eine “Absenkung des Ratings” in Bezug auf einen Kontrollwechsel als eingetreten, wenn (a) innerhalb des Kontrollwechselzeitraums ein vorher für die Linde plc oder die Schuldverschreibungen vergebenes Rating einer Ratingagentur (i) zurückgezogen oder (ii) von einem Investment Grade Rating (Baa3 von Moody’s oder S&P oder jeweils gleichwertig, oder besser) in ein non-Investment Grade Rating (Ba1 von Moody’s oder S&P oder jeweils gleichwertig, oder schlechter) geändert oder (iii) (falls das für die Schuldverschreibungen vergebene Rating einer Ratingagentur unterhalb des Investment Grade Ratings liegt) um einen ganzen Punkt (von Ba1 nach Ba2 von Moody’s oder S&P oder eine ähnliche Absenkung eines gleichwertigen Ratings) abgesenkt wird oder (b) zur Zeit des Kontrollwechsels kein Rating für die Schuldverschreibungen oder die Emittentin vergeben ist und keine Ratingagentur während des Kontrollwechselzeitraums ein Investment Grade Rating für die Schuldverschreibungen vergibt (es sei denn, die Emittentin ist trotz zumutbarer Anstrengungen innerhalb dieses Zeitraums nicht in der Lage, ein solches Rating zu erhalten, ohne dass dies seine Ursache im Kontrollwechsel hat);

A “Rating Downgrade” shall be deemed to have occurred in respect of a Change of Control (a) if within the Change of Control Period any rating previously assigned to Linde plc or the Notes by any Rating Agency is (i) withdrawn or (ii) changed from an investment grade rating (Baa3 by Moody’s or S&P, or its equivalent for the time being, or better) to a non-investment grade rating (Ba1 by Moody’s or S&P, or its equivalent for the time being, or worse) or (iii) (if the rating assigned to the Notes by any Rating Agency shall be below an investment grade rating) lowered one full rating notch (from Ba1 to Ba2 by Moody’s or S&P or such similar lower of equivalent rating) or (b) if at the time of the Change of Control, there is no rating assigned to the Notes or the Issuer and no Rating Agency assigns during the Change of Control Period an investment grade credit rating to the Notes (unless the Issuer is unable to obtain such a rating within such period having used all reasonable endeavours to do so and such failure is unconnected with the occurrence of the Change of Control);

Gilt ein “Kontrollwechsel” jedes Mal als eingetreten, wenn eine Person oder mehrere Personen, die abgestimmt handeln, oder ein oder mehrere Dritte, die im Auftrag einer solchen Person oder Personen handeln, zu irgendeinem Zeitpunkt mittelbar oder unmittelbar (unabhängig davon, ob das Board of Directors der Linde plc seine Zustimmung

A “Change of Control” shall be deemed to have occurred at each time that any person or persons acting in concert or any third person or persons acting on behalf of such person(s) acquire(s) directly or indirectly (whether or not approved by the Board of Directors of Linde plc) (x) more than 50 % of the shares in the capital of Linde plc or (y) such number of shares in erteilt hat) (x) mehr als 50 % der Aktien der Linde plc oder (y) eine solche Anzahl von Aktien der Linde plc erworben hat bzw. haben, auf die mehr als 50 % der bei Hauptversammlungen der Linde plc stimmberechtigten Stimmrechte entfallen.

the capital of Linde plc carrying more than 50 % of the voting rights exercisable at general meetings of Linde plc.

Unverzüglich, nachdem die Emittentin Kenntnis von einem Kontrollwechselereignis erlangt, wird die Emittentin den Gläubigern gemäß § 13 Mitteilung machen (eine “Kontrollwechselmitteilung”), in der die Umstände des Kontrollwechselereignisses sowie das Verfahren für die Ausübung des in diesem § 5(7) genannten Wahlrechts angegeben sind.

If the Issuer becomes aware that a Change of Control Event has occurred, the Issuer shall, without undue delay, give notice (a “Change of Control Notice”) to the Holders in accordance with § 13 specifying the nature of the Change of Control Event and the circumstances giving rise to it and the procedure for exercising the option set out in this § 5(7).

“Kontrollwechselzeitraum” bezeichnet den Zeitraum, der 90 Tage nach dem Kontrollwechsel endet.	“Change of Control Period” means the period ending 90 days after the Change of Control.

“Kontrollwechsel-Rückzahlungstag” bezeichnet den siebten Tag nach dem letzten Tag des Rückzahlungszeitraums.	“Change of Control Redemption Date” means the seventh day after the last day of the Put Period.

“Moody’s” bezeichnet Moody’s Investors Service, Inc oder eine ihrer Nachfolgegesellschaften.	“Moody’s” means Moody’s Investors Service, Inc or any of its successors.

“S&P” bezeichnet S&P Global Ratings Europe Limited oder eine ihrer Nachfolgegesellschaften.	“S&P” means S&P Global Ratings Europe Limited or any of its successors.

(c)    Zur Ausübung dieses Wahlrechts muss der Gläubiger während der normalen Geschäftsstunden innerhalb eines Zeitraums (der “Rückzahlungszeitraum”) von 45 Tagen, nachdem die Kontrollwechselmitteilung veröffentlicht ist, eine ordnungsgemäß ausgefüllte und unterzeichnete Ausübungserklärung bei der angegebenen Niederlassung der Emissionsstelle einreichen (die “Ausübungserklärung”), die in ihrer jeweils maßgeblichen Form bei der angegebenen Niederlassung der Emissionsstelle erhältlich ist. Ein so ausgeübtes Wahlrecht kann nicht ohne vorherige Zustimmung der Emittentin widerrufen oder zurückgezogen werden.

(c)    In order to exercise such option, the Holder must submit during normal business hours at the specified office of the Fiscal Agent a duly completed option exercise notice (“Exercise Notice”) in the form available from the specified office of the Fiscal Agent within the period (the “Put Period”) of 45 days after a Change of Control Notice is given. No option so exercised may be revoked or withdrawn without the prior consent of the Issuer.

(8) Vorzeitiger Rückzahlungsbetrag.	(8) Early Redemption Amount.

Für die Zwecke des § 5(3), (4) und (7) und § 9 entspricht der “Vorzeitige Rückzahlungsbetrag” in Bezug auf jede Schuldverschreibung der Festgelegten Stückelung der Schuldverschreibung.	For purposes of § 5(3), (4) and (7) and § 9, the “Early Redemption Amount” in respect of each Note shall be its Specified Denomination.

§ 6 DIE EMISSIONSSTELLE, DIE ZAHLSTELLE UND DIE BERECHNUNGSSTELLE	§ 6 FISCAL AGENT, PAYING AGENT AND CALCULATION AGENT

(1) Bestellung; bezeichnete Geschäftsstelle. Die anfänglich bestellte Emissionsstelle und die anfänglich bestellte Zahlstelle und deren jeweilige bezeichnete Geschäftsstelle lauten wie folgt:	(1) Appointment; Specified Offices. The initial Fiscal Agent and Paying Agent and their respective initial specified offices are:

Emissions- und Zahlstelle: Deutsche Bank Aktiengesellschaft Trust & Agency Services Taunusanlage 12 60325 Frankfurt am Main Deutschland	Fiscal Agent and Paying Agent: Deutsche Bank Aktiengesellschaft Trust & Agency Services Taunusanlage 12 60325 Frankfurt am Main Germany

Die Emissionsstelle und die Zahlstelle behalten sich das Recht vor, jederzeit ihre jeweilige bezeichnete Geschäftsstelle durch eine andere bezeichnete Geschäftsstelle in demselben Land zu ersetzen.	The Fiscal Agent and the Paying Agent reserve the right at any time to change their respective specified offices to some other specified offices in the same country.

(2) Änderung der Bestellung oder Abberufung. Die Emittentin behält sich das Recht vor, jederzeit die Bestellung der Emissionsstelle oder der Zahlstelle zu ändern oder zu beenden und eine andere Emissionsstelle oder andere Zahlstelle zu bestellen. Die Emittentin wird zu jedem Zeitpunkt eine Emissionsstelle unterhalten. Eine Änderung, Abberufung, Bestellung oder ein sonstiger Wechsel wird nur wirksam (außer im Insolvenzfall, in dem eine solche Änderung sofort wirksam wird), sofern die Gläubiger hierüber gemäß § 13 vorab unter Einhaltung einer Frist von mindestens 30 und nicht mehr als 45 Tagen informiert wurden.	(2) Variation or Termination of Appointment. The Issuer reserves the right at any time to vary or terminate the appointment of the Fiscal Agent or any Paying Agent and to appoint another Fiscal Agent or another Paying Agent. The Issuer shall at all times maintain a Fiscal Agent. Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Holders in accordance with § 13.

(3) Berechnungsstelle. Die Berechnungsstelle für die Berechnung des Make-whole Betrags soll eine unabhängige international anerkannte Bank oder ein unabhängiger Finanzberater mit einschlägiger Expertise sein, von der Emittentin ausgewählt und als Berechnungsstelle für diese Zwecke bestellt.	(3) Calculation Agent. The Calculation Agent for calculation of the Make-whole Amount shall be an independent bank of international standing or an independent financial adviser with relevant expertise, selected by the Issuer and appointed as calculation agent for the purposes of such.

(4) Erfüllungsgehilfen der Emittentin. Die Emissionsstelle, die Zahlstelle und die Berechnungsstelle handeln ausschließlich als Erfüllungsgehilfen der Emittentin und übernehmen keinerlei Verpflichtungen gegenüber den Gläubigern und es wird kein Auftrags- oder Treuhandverhältnis zwischen ihnen und den Gläubigern begründet.	(4) Agents of the Issuer. The Fiscal Agent, the Paying Agent and the Calculation Agent act solely as agents of the Issuer and do not have any obligations towards or relationship of agency or trust to any Holder.

§ 7 STEUERN	§ 7 TAXATION

Kapital und Zinsen werden ohne Abzug oder Einbehalt gegenwärtiger oder zukünftiger Steuern, Abgaben oder amtlicher Gebühren gleich welcher Art gezahlt, die von oder in einer Relevanten Jurisdiktion (wie nachstehend definiert), oder für deren Rechnung oder von oder für Rechnung einer dort jeweils zur Steuererhebung ermächtigten Gebietskörperschaft oder Behörde auferlegt, erhoben oder eingezogen werden (nachstehend zusammen “Quellensteuern” genannt), es sei denn, ein solcher Abzug oder Einbehalt ist gesetzlich vorgeschrieben. “Relevante Jurisdiktion” bezeichnet jeweils die Republik Irland und den Staat, in dem die Emittentin steuerlich ansässig ist. Sofern die Emittentin gesetzlich zu einem solchen Abzug oder Einbehalt verpflichtet ist, wird die Emittentin die zusätzlichen Beträge (die “Zusätzlichen Beträge”) an Kapital und Zinsen zahlen, die erforderlich sind, damit der dem Gläubiger nach diesem Abzug oder Einbehalt zufließende Nettobetrag jeweils den Beträgen an Kapital und Zinsen entspricht, die ihm zustehen würden, wenn der Abzug oder Einbehalt nicht erforderlich wäre. Solche Zusätzlichen Beträge sind jedoch nicht zahlbar wegen Quellensteuern, die	Principal and interest shall be payable without deduction or withholding for or on account of any present or future taxes, duties or governmental charges of any nature whatsoever imposed, levied or collected by or in or on behalf of any Relevant Jurisdiction (as defined below) or by or on behalf of any political subdivision or authority in any of them having power to tax (hereinafter together called “Withholding Taxes”), unless such deduction or withholding is required by law. “Relevant Jurisdiction” means each of the Republic of Ireland and the Issuer’s country of domicile for tax purposes. If the Issuer is required by law to make such deduction or withholding, the Issuer shall pay such additional amounts (the “Additional Amounts”) of principal and interest as may be necessary in order that the net amounts received by the Holder after such deduction or withholding shall equal the respective amounts of principal and interest which would have been receivable had no such deduction or withholding been required. No such Additional Amounts shall, however, be payable on account of any Withholding Taxes which:

(a) von einer als Depotbank oder Inkassobeauftragter des Gläubigers handelnden Person oder sonst auf andere	(a) are payable by any person acting as custodian bank or collecting agent on behalf of a Holder, or otherwise in any

Weise zu entrichten sind als dadurch, dass die Emittentin aus den von ihr zu leistenden Zahlungen von Kapital oder Zinsen einen Abzug oder Einbehalt vornimmt; oder	manner which does not constitute a deduction or withholding by the Issuer from payments of principal or interest made by it; or

(b)    wegen einer gegenwärtigen oder früheren persönlichen oder geschäftlichen Beziehung des Gläubigers zu einer Relevanten Jurisdiktion oder einem anderen Staat der Europäischen Union zu zahlen sind, und nicht allein deshalb, weil Zahlungen auf die Schuldverschreibungen aus Quellen in der Relevanten Jurisdiktion stammen (oder für Zwecke der Besteuerung so behandelt werden) oder dort besichert sind; oder

(b)    are payable by reason of the Holder having, or having had, some personal or business connection with any Relevant Jurisdiction or any other member state of the European Union and not merely by reason of the fact that payments in respect of the Notes are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in the Relevant Jurisdiction; or

(c)    aufgrund (i) einer Richtlinie oder Verordnung der Europäischen Union betreffend die Besteuerung von Zinserträgen oder (ii) einer zwischenstaatlichen Vereinbarung über deren Besteuerung, an der eine Relevante Jurisdiktion oder die Europäische Union beteiligt ist/sind, oder (iii) einer gesetzlichen Vorschrift, die diese Richtlinie, Verordnung oder Vereinbarung umsetzt oder befolgt, abzuziehen oder einzubehalten sind; oder

(c)    are deducted or withheld pursuant to (i) any European Union Directive or Regulation concerning the taxation of savings, or (ii) any international treaty or understanding relating to such taxation and to which any Relevant Jurisdiction or the European Union is a party/are parties, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding; or

(d)    aufgrund einer Rechtsänderung zahlbar sind, die später als 30 Tage nach Fälligkeit der betreffenden Zahlung von Kapital oder Zinsen oder, wenn dies später erfolgt, ordnungsgemäßer Bereitstellung aller fälligen Beträge und einer diesbezüglichen Bekanntmachung gemäß § 13 wirksam wird.

(d)    are payable by reason of a change in a law that becomes effective more than 30 days after the relevant payment of principal or interest becomes due, or is duly provided for and notice thereof is published in accordance with § 13, whichever occurs later.

Die Emittentin ist nicht verpflichtet, Zusätzliche Beträge in Bezug auf einen Einbehalt oder Abzug von Beträgen zu zahlen, die gemäß Sections 1471 bis 1474 des U.S. Internal Revenue Code (in der jeweils geltenden Fassung oder gemäß Nachfolgebestimmungen), gemäß zwischenstaatlicher Abkommen, gemäß den in einer anderen Rechtsordnung in Zusammenhang mit diesen Bestimmungen erlassenen Durchführungsvorschriften oder gemäß mit dem U.S. Internal Revenue Service geschlossenen Verträgen von der Emittentin, der jeweiligen Zahlstelle oder einem anderen Beteiligten abgezogen oder einbehalten wurden (“FATCA-Steuerabzug”) oder Anleger in Bezug auf einen FATCA-Steuerabzug schadlos zu halten.	In any event, the Issuer will not have any obligation to pay Additional Amounts deducted or withheld by the Issuer, the relevant Paying Agent or any other party in relation to any withholding or deduction of any amounts required by the rules of U.S. Internal Revenue Code Sections 1471 through 1474 (or any amended or successor provisions), pursuant to any inter-governmental agreement, or implementing legislation adopted by another jurisdiction in connection with these provisions, or pursuant to any agreement with the U.S. Internal Revenue Service (“FATCA Withholding”) or indemnify any investor in relation to any FATCA Withholding.

§ 8 VORLEGUNGSFRIST	§ 8 PRESENTATION PERIOD

Die in § 801 Absatz 1 Satz 1 BGB (Bürgerliches Gesetzbuch) bestimmte Vorlegungsfrist wird für die Schuldverschreibungen auf zehn Jahre verkürzt.	The presentation period provided in § 801 paragraph 1, sentence 1 BGB (German Civil Code) is reduced to ten years for the Notes.

§ 9 KÜNDIGUNG	§ 9 EVENTS OF DEFAULT

(1) Kündigungsgründe. Jeder Gläubiger ist berechtigt, seine Schuldverschreibungen zu kündigen und deren sofortige Tilgung zu ihrem Vorzeitigen Rückzahlungsbetrag zuzüglich bis zum Tag der Rückzahlung aufgelaufener Zinsen zu verlangen, falls einer der folgenden Kündigungsgründe (“Kündigungsgründe”) vorliegt:	(1) Events of Default. Each Holder shall be entitled to declare his Notes due and demand immediate redemption thereof at their Early Redemption Amount together with accrued interest to the date of repayment if any of the following events (each, an “Event of Default”) occurs:

(a) die Emittentin zahlt Kapital oder Zinsen nicht innerhalb von 30 Tagen nach dem betreffenden Fälligkeitstag; oder	(a) the Issuer fails to pay principal or interest within 30 days from the relevant due date, or

(b)    die Emittentin unterlässt die ordnungsgemäße Erfüllung irgendeiner anderen Verpflichtung aus den Schuldverschreibungen und diese Unterlassung kann nicht geheilt werden, oder, falls sie geheilt werden kann, dauert länger als 60 Tage fort, nachdem die Emissionsstelle hierüber eine Benachrichtigung von einem Gläubiger erhalten hat; oder

(b)    the Issuer fails duly to perform any other obligation arising from the Notes which failure is not capable of remedy or, if such failure is capable of remedy, such failure continues for more than 60 days after the Fiscal Agent has received notice thereof from a Holder, or

(c)    eine Kapitalmarktverbindlichkeit (wie in § 2(1) definiert) der Emittentin wird vorzeitig zahlbar aufgrund einer Pflichtverletzung aus dem dieser Kapitalmarktverbindlichkeit zugrunde liegenden Vertrages, oder die Emittentin kommt einer Zahlungsverpflichtung in Höhe oder im Gegenwert von mehr als USD 500.000.000 aus einer Kapitalmarktverbindlichkeit oder aufgrund einer Bürgschaft oder Garantie, die für eine Kapitalmarktverbindlichkeit Dritter gegeben wurde, nicht innerhalb von 30 Tagen nach ihrer Fälligkeit bzw. im Falle einer Bürgschaft oder Garantie nicht innerhalb von 30 Tagen nach Inanspruchnahme aus dieser Bürgschaft oder Garantie nach, es sei denn, die Emittentin bestreitet in gutem Glauben, dass diese Zahlungsverpflichtung besteht oder fällig ist bzw. diese Bürgschaft oder Garantie berechtigterweise geltend gemacht wird, oder falls eine für solche Verbindlichkeiten bestellte Sicherheit für die oder von den daraus berechtigten Gläubiger(n) in Anspruch genommen wird; oder

(c)    any Capital Market Indebtedness (as defined in § 2(1)) of the Issuer becomes prematurely repayable as a result of a default in respect of the terms thereof, or the Issuer fails to fulfil any payment obligation in excess of USD 500,000,000 or the equivalent thereof under any Capital Market Indebtedness or under any guarantee or suretyship given for any Capital Market Indebtedness of others within 30 days from its due date or, in the case of a guarantee or suretyship, within 30 days after the guarantee or suretyship has been invoked, unless the Issuer shall contest in good faith that such payment obligation exists or is due or that such guarantee or suretyship has been validly invoked, or if a security granted therefor is enforced on behalf of or by the creditor(s) entitled thereto, or

(d) die Emittentin gibt ihre Zahlungsunfähigkeit bekannt oder stellt ihre Zahlungen ein; oder	(d) the Issuer announces its inability to meet its financial obligations or ceases its payments, or

(e)    ein Gericht eröffnet ein Konkurs- oder sonstiges Insolvenzverfahren gegen die Emittentin, welches nicht binnen 60 Tagen endgültig oder einstweilen eingestellt wird, oder die Emittentin beantragt oder leitet ein solches Verfahren ein; oder

(e)    a court opens bankruptcy or other insolvency proceedings against the Issuer which are not permanently or temporarily discontinued within 60 days, or the Issuer applies for or institutes such proceedings, or

(f)    die Emittentin tritt in Liquidation, es sei denn, dies geschieht im Zusammenhang mit einer Verschmelzung oder einer anderen Form des Zusammenschlusses mit einer anderen Gesellschaft und diese Gesellschaft übernimmt alle Verpflichtungen, die die Emittentin im Zusammenhang mit diesen Schuldverschreibungen eingegangen ist.

(f)    the Issuer goes into liquidation unless this is done in connection with a merger, or other form of combination with another company and such company assumes all obligations contracted by the Issuer in connection with this issue.

Das Kündigungsrecht erlischt, falls der Kündigungsgrund vor Ausübung des Rechts geheilt wurde.	The right to declare Notes due shall terminate if the situation giving rise to it has been cured before the right is exercised.

(2) Quorum. In den Fällen des § 9(1)(b) oder § 9(1)(c) wird eine Kündigung, sofern nicht bei deren Eingang zugleich einer der in § 9(1)(a) oder § 9(1)(d) bis § 9(1)(f) bezeichneten Kündigungsgründe vorliegt, erst wirksam, wenn	(2) Quorum. In the events specified in § 9(1)(b) or § 9(1)(c), any notice declaring Notes due shall, unless at the time such notice is received any of the events specified in § 9(1)(a) or § 9(1)(d) through § 9(1)(f) entitling Holders to declare their Notes

bei der Emissionsstelle Kündigungserklärungen von Gläubigern von Schuldverschreibungen von mindestens einem Zehntel des Gesamtnennbetrags der dann ausstehenden Schuldverschreibungen eingegangen sind.	due has occurred, become effective only when the Fiscal Agent has received such notices from the Holders of at least one-tenth of the aggregate principal amount of Notes then outstanding.

(3) Benachrichtigung. Eine Benachrichtigung, einschließlich einer Kündigung der Schuldverschreibungen gemäß § 9(1) ist in Textform in englischer oder deutscher Sprache gegenüber der Emissionsstelle zu erklären zusammen mit dem Nachweis durch ein Zertifikat der Depotbank (wie in § 14(3) definiert) oder in anderer geeigneter Weise, dass der Benachrichtigende zum Zeitpunkt der Benachrichtigung ein Gläubiger der betreffenden Schuldverschreibungen ist.	(3) Form of Notice. Any notice, including any notice declaring Notes due, in accordance with § 9(1), shall be made by means of a declaration in text format (Textform) in the English or German language to be delivered to the specified office of the Fiscal Agent together with proof that such notifying Holder at the time of such notice is a holder of the relevant Notes by means of a certificate of his Custodian (as defined in § 14(3)) or in other appropriate manner.

§ 10 ERSETZUNG	§ 10 SUBSTITUTION

(1) Ersetzung. Die Emittentin ist jederzeit berechtigt, sofern sie sich nicht mit einer Zahlung von Kapital oder Zinsen auf die Schuldverschreibungen in Verzug befindet, ohne Zustimmung der Gläubiger eine Tochtergesellschaft (wie nachstehend definiert) der Emittentin an ihrer Stelle als Hauptschuldnerin (die “Nachfolgeschuldnerin”) für alle Verpflichtungen aus und im Zusammenhang mit diesen Schuldverschreibungen einzusetzen, vorausgesetzt, dass:	(1) Substitution. The Issuer may, without the consent of the Holders, if no payment of principal of or interest on any of the Notes is in default, at any time substitute for the Issuer any Subsidiary (as defined below) of it as principal debtor in respect of all obligations arising from or in connection with the Notes (the “Substitute Debtor”) provided that:

(a) die Nachfolgeschuldnerin alle Verpflichtungen der Emittentin in Bezug auf die Schuldverschreibungen übernimmt;	(a) the Substitute Debtor assumes all obligations of the Issuer in respect of the Notes;

(b)    die Emittentin und die Nachfolgeschuldnerin alle erforderlichen Genehmigungen erlangt haben und berechtigt sind, an die Emissionsstelle die zur Erfüllung der Zahlungsverpflichtungen aus den Schuldverschreibungen zahlbaren Beträge in der Festgelegten Währung zu zahlen, ohne verpflichtet zu sein, jeweils in dem Land, in dem die Nachfolgeschuldnerin oder die Emittentin ihren Sitz oder Steuersitz haben, erhobene Steuern oder andere Abgaben jeder Art abzuziehen oder einzubehalten;

(b)    the Issuer and the Substitute Debtor have obtained all necessary authorizations and may transfer to the Fiscal Agent in the Specified Currency and without being obligated to deduct or withhold any taxes or other duties of whatever nature levied by the country in which the Substitute Debtor or the Issuer has its domicile or tax residence, all amounts required for the fulfilment of the payment obligations arising under the Notes;

(c)    die Nachfolgeschuldnerin sich verpflichtet hat, jeden Gläubiger hinsichtlich solcher Steuern, Abgaben oder behördlichen Lasten freizustellen, die einem Gläubiger bezüglich der Ersetzung auferlegt werden;

(c) the Substitute Debtor has agreed to indemnify and hold harmless each Holder against any tax, duty, assessment or governmental charge imposed on such Holder in respect of such substitution;

(d)    die Emittentin unwiderruflich und unbedingt gegenüber den Gläubigern die Zahlung aller von der Nachfolgeschuldnerin auf die Schuldverschreibungen zahlbaren Beträge zu Bedingungen garantiert, die den Bedingungen der Garantie der Emittentin aus Mai 2020 hinsichtlich der Schuldverschreibungen, die von der Linde Finance B.V. unter dem Debt Issuance Programme begeben werden, entsprechen (wobei auf diese Garantie die unten in § 11 aufgeführten auf die Schuldverschreibungen anwendbaren Bestimmungen sinngemäß Anwendung finden); und

(d)    the Issuer irrevocably and unconditionally guarantees in favour of each Holder the payment of all sums payable by the Substitute Debtor in respect of the Notes on terms equivalent to the terms of the form of the guarantee of the Issuer dated May 2020 in respect of the Notes issued by Linde Finance B.V. under the Debt Issuance Programme (whereby to this guarantee the provisions set out below in § 11 applicable to the Notes shall apply mutatis mutandis);

(e)    der Emissionsstelle ein oder mehrere Rechtsgutachten von anerkannten Rechtsanwälten vorgelegt werden, die bestätigen, dass die Bestimmungen in den vorstehenden § 10(1)(a), (b), (c) und (d) erfüllt wurden.

(e) there shall have been delivered to the Fiscal Agent an opinion or opinions of lawyers of recognised standing to the effect that § 10(1)(a), (b), (c) and (d) above have been satisfied.

Im Sinne dieses § 10 der Bedingungen bedeutet “Tochtergesellschaft” eine Kapitalgesellschaft, an der die Linde plc direkt oder indirekt insgesamt nicht weniger als 90 % des Kapitals jeder Klasse oder der Stimmrechte hält.	For the purposes of this § 10 “Subsidiary” shall mean any corporation in which Linde plc directly or indirectly in the aggregate holds not less than 90 % of the capital of any class or of the voting rights.

(2) Bekanntmachung. Jede Ersetzung ist gemäß § 13 bekannt zu machen.	(2) Notice. Notice of any such substitution shall be published in accordance with § 13.

(3) Änderung von Bezugnahmen. Im Fall einer Ersetzung gilt jede Bezugnahme in diesen Anleihebedingungen auf die Emittentin ab dem Zeitpunkt der Ersetzung als Bezugnahme auf die Nachfolgeschuldnerin und jede Bezugnahme auf das Land, in dem die Emittentin ihren Sitz oder Steuersitz hat, gilt ab diesem Zeitpunkt als Bezugnahme auf das Land, in dem die Nachfolgeschuldnerin ihren Sitz oder Steuersitz hat. Des Weiteren gilt im Fall einer Ersetzung Folgendes:	(3) Change of References. In the event of any such substitution, any reference in these Terms and Conditions to the Issuer shall from then on be deemed to refer to the Substitute Debtor and any reference to the country in which the Issuer is domiciled or resident for taxation purposes shall from then on be deemed to refer to the country of domicile or residence for taxation purposes of the Substitute Debtor. Furthermore, in the event of such substitution the following shall apply:

(a)    in § 7 und § 5(2) gilt eine alternative Bezugnahme auf die Republik Irland als aufgenommen (zusätzlich zu der Bezugnahme nach Maßgabe des vorstehenden Satzes auf das Land, in dem die Nachfolgeschuldnerin ihren Sitz oder Steuersitz hat);

(a)    in § 7 and § 5(2) an alternative reference to the Republic of Ireland shall be deemed to have been included in addition to the reference according to the preceding sentence to the country of domicile or residence for taxation purposes of the Substitute Debtor; and

(b) in § 9(1)(d) bis (g) gilt eine alternative Bezugnahme auf die Emittentin in ihrer Eigenschaft als Garantin als aufgenommen (zusätzlich zu der Bezugnahme auf die Nachfolgeschuldnerin).	(b) in § 9(1)(d) to (g) an alternative reference to the Issuer in its capacity as guarantor shall be deemed to have been included in addition to the reference to the Substitute Debtor.

§ 11 ÄNDERUNG DER ANLEIHEBEDINGUNGEN, GEMEINSAMER VERTRETER	§ 11 AMENDMENT OF THE TERMS AND CONDITIONS, HOLDERS’ REPRESENTATIVE

(1) Änderung der Anleihebedingungen. Die Gläubiger können entsprechend den Bestimmungen des Gesetzes über Schuldverschreibungen aus Gesamtemissionen in seiner jeweils gültigen Fassung (Schuldverschreibungsgesetz – “SchVG”) durch einen Beschluss mit der in § 11(2) bestimmten Mehrheit über einen im SchVG zugelassenen Gegenstand eine Änderung der Anleihebedingungen mit der Emittentin vereinbaren oder sonstige Maßnahmen gemäß dem SchVG beschließen. Die Mehrheitsbeschlüsse der Gläubiger sind für alle Gläubiger gleichermaßen verbindlich.	(1) Amendment of the Terms and Conditions. In accordance with the Act on Debt Securities of 2009, as amended from time to time (Schuldverschreibungsgesetz aus Gesamtemissionen – “SchVG”) the Holders may agree with the Issuer on amendments of the Terms and Conditions with regard to matters permitted by the SchVG by resolution with the majority specified in § 11(2) or resolve any other matters provided for by the SchVG. Majority resolutions shall be binding on all Holders.

(2) Mehrheitserfordernisse. Die Gläubiger entscheiden, vorbehaltlich der Erreichung der erforderlichen Beschlussfähigkeit, mit einer Mehrheit von 75 % der an der Abstimmung teilnehmenden Stimmrechte. Beschlüsse, durch welche der wesentliche Inhalt der Anleihebedingungen nicht geändert wird und die keinen Gegenstand der § 5 Absatz 3, Nr. 1 bis Nr. 9 des SchVG betreffen, bedürfen, vorbehaltlich der Erreichung der erforderlichen Beschlussfähigkeit, zu ihrer Wirksamkeit einer einfachen Mehrheit der an der Abstimmung teilnehmenden Stimmrechte.	(2) Majority. Resolutions shall be passed by a majority of not less than 75 % of the votes cast, provided that the quorum requirements are met. Resolutions relating to amendments of the Terms and Conditions which are not material and which do not relate to the matters listed in § 5 paragraph 3, Nos. 1 to 9 of the SchVG require a simple majority of the votes cast, provided that the quorum requirements are met.

(3) Beschlussfassung. Beschlüsse der Gläubiger werden nach Wahl der Emittentin im Wege der Abstimmung ohne Versammlung nach § 18 SchVG oder einer Gläubigerversammlung nach § 9 SchVG gefasst.	(3) Resolution of Holders. Resolutions of Holders shall be passed at the election of the Issuer by vote taken without a meeting in accordance with § 18 SchVG or in a Holder’s meeting in accordance with § 9 SchVG.

(4) Gläubigerversammlung. Die Teilnahme an der Gläubigerversammlung und die Ausübung der Stimmrechte ist von einer vorherigen Anmeldung der Gläubiger abhängig. Die Anmeldung muss unter der in der Bekanntmachung der Einberufung mitgeteilten Adresse spätestens am dritten Tag vor der Gläubigerversammlung zugehen. Mit der Anmeldung müssen die Gläubiger ihre Berechtigung zur Teilnahme an der Abstimmung durch einen in Textform erstellten besonderen Nachweis der Depotbank gemäß § 14(3)(i)(a) und (b) und durch Vorlage eines Sperrvermerks der Depotbank, aus dem hervorgeht, dass die betreffenden Schuldverschreibungen ab dem Tag der Absendung der Anmeldung (einschließlich) bis zum angegebenen Ende der Gläubigerversammlung (einschließlich) nicht übertragbar sind, nachweisen.	(4) Meeting. Attendance at the meeting and exercise of voting rights is subject to the Holders’ prior registration. The registration must be received at the address stated in the convening notice no later than the third day preceding the meeting. As part of the registration, Holders must demonstrate their eligibility to participate in the vote by means of a special confirmation of the Custodian in accordance with § 14(3)(i)(a) and (b) in text form and by submission of a blocking instruction by the Custodian stating that the relevant Notes are not transferable from and including the day such registration has been sent until and including the stated end of the meeting.

(5) Abstimmung ohne Versammlung. Zusammen mit der Stimmabgabe müssen die Gläubiger ihre Berechtigung zur Teilnahme an der Abstimmung durch einen in Textform erstellten besonderen Nachweis der Depotbank gemäß § 14(3)(i)(a) und (b) und durch Vorlage eines Sperrvermerks der Depotbank, aus dem hervorgeht, dass die betreffenden Schuldverschreibungen ab dem Tag der Stimmabgabe (einschließlich) bis zum letzten Tag des Abstimmungszeitraums (einschließlich) nicht übertragbar sind, nachweisen.	(5) Vote without a meeting. Together with casting their votes Holders must demonstrate their eligibility to participate in the vote by means of a special confirmation of the Custodian in accordance with § 14(3)(i)(a) and (b) in text form and by submission of a blocking instruction by the Custodian stating that the relevant Notes are not transferable from and including the day such votes have been cast until and including the day the voting period ends.

(6) Zweite Versammlung. Wird für die Gläubigerversammlung gemäß § 11(4) oder die Abstimmung ohne Versammlung gemäß § 11(5) die mangelnde Beschlussfähigkeit festgestellt, kann – im Fall der Gläubigerversammlung – der Vorsitzende eine zweite Versammlung im Sinne von § 15 Absatz 3 Satz 2 SchVG und – im Fall der Abstimmung ohne Versammlung – der Abstimmungsleiter eine zweite Versammlung im Sinne von § 15 Absatz 3 Satz 3 SchVG einberufen. Die Teilnahme an der zweiten Versammlung und die Ausübung der Stimmrechte sind von einer vorherigen Anmeldung der Gläubiger abhängig. Für die Anmeldung der Gläubiger zu einer zweiten Versammlung gelten die Regelungen des § 11(4) entsprechend.	(6) Second meeting. If it is ascertained that no quorum exists for the meeting pursuant to § 11(4) or the vote without a meeting pursuant to § 11(5), in the case of a meeting the chairman (Vorsitzender) may convene a second meeting in accordance with § 15 paragraph 3 sentence 2 of the SchVG or in the case of a vote without a meeting the scrutineer (Abstimmungsleiter) may convene a second meeting within the meaning of § 15 paragraph 3 sentence 3 of the SchVG. Attendance at the second meeting and exercise of voting rights is subject to the Holders’ prior registration. The provisions set out in § 11(4) shall apply mutatis mutandis to the Holders’ registration for a second meeting.

(7) Gemeinsamer Vertreter.	(7) Holders’ Representative.

Die Gläubiger können durch Mehrheitsbeschluss zur Wahrnehmung ihrer Rechte einen gemeinsamen Vertreter (der “Gemeinsame Vertreter”) für alle Gläubiger bestellen. Die Bestellung eines Gemeinsamen Vertreters bedarf einer Mehrheit gemäß § 11(2) Satz 1, wenn er ermächtigt werden soll, Änderungen des wesentlichen Inhalts der Anleihebedingungen oder sonstigen wesentlichen Maßnahmen zuzustimmen.	The Holders may by majority resolution appoint a common representative (the “Holders’ Representative”) to exercise the Holders’ rights on behalf of each Holder. The appointment of a Holders’ Representative may only be passed by a majority pursuant to § 11(2) sentence 1 if such Holders’ Representative is to be authorised to consent to a material change in the substance of the Terms and Conditions or other material matters.

Der Gemeinsame Vertreter hat die Aufgaben und Befugnisse, welche ihm durch Gesetz oder von den Gläubigern durch Mehrheitsbeschluss eingeräumt wurden. Er hat die Weisungen der Gläubiger zu befolgen. Soweit er zur Geltendmachung von Rechten der Gläubiger ermächtigt ist, sind die einzelnen Gläubiger zur selbständigen Geltendmachung dieser Rechte nicht befugt, es sei denn, der Mehrheitsbeschluss sieht dies ausdrücklich vor. Über seine Tätigkeit hat der Gemeinsame Vertreter den Gläubigern zu berichten. Für die Abberufung und die sonstigen Rechte und Pflichten des Gemeinsamen Vertreters gelten die Vorschriften des SchVG.	The Holders’ Representative shall have the duties and powers provided by law or granted by majority resolution of the Holders. The Holders’ Representative shall comply with the instructions of the Holders. To the extent that the Holders’ Representative has been authorised to assert certain rights of the Holders, the Holders shall not be entitled to assert such rights themselves, unless explicitly provided for in the relevant majority resolution. The Holders’ Representative shall provide reports to the Holders on its activities. The regulations of the SchVG apply with regard to the recall and the other rights and obligations of the Holders’ Representative.

(8) Veröffentlichung. Alle Bekanntmachungen diesen § 11 betreffend erfolgen ausschließlich gemäß den Bestimmungen des SchVG.	(8) Publication. Any notices concerning this § 11 shall be made exclusively pursuant to the provisions of the SchVG.

§ 12 BEGEBUNG WEITERER SCHULDVERSCHREIBUNGEN	§ 12 FURTHER ISSUES

Die Emittentin ist berechtigt, jederzeit ohne Zustimmung der Gläubiger weitere Schuldverschreibungen mit gleicher Ausstattung (gegebenenfalls mit Ausnahme des Tags der Begebung, des Verzinsungsbeginns und/oder des Ausgabepreises) in der Weise zu begeben, dass sie mit diesen Schuldverschreibungen eine einheitliche Serie bilden.	The Issuer may from time to time, without the consent of the Holders, issue further Notes having the same conditions as the Notes in all respects (or in all respects except for the issue date, Interest Commencement Date and/or issue price) so as to form a single Series with the Notes.

§ 13 MITTEILUNGEN	§ 13 NOTICES

(1) Bekanntmachung. Vorbehaltlich § 11(8) erfolgen alle die Schuldverschreibungen betreffenden Mitteilungen durch elektronische Publikation auf der Internetseite der Luxemburger Börse (www.bourse.lu). Jede Mitteilung gilt mit dem Tag der Veröffentlichung (oder bei mehreren Veröffentlichungen mit dem Tag der ersten solchen Veröffentlichung) als wirksam erfolgt.	(1) Publication. Subject to § 11(8) all notices concerning the Notes will be made by means of electronic publication on the internet website of the Luxembourg Stock Exchange (www.bourse.lu). Any notice so given will be deemed to have been validly given on the date of such publication (or, if published more than once, on the first day of such publication).

(2) Mitteilungen an das Clearing System. Solange die Schuldverschreibungen zum Handel am Euro MTF Markt der Luxemburger Börse zugelassen sind, findet § 13(1) Anwendung. Im Fall von Mitteilungen bezüglich des Zinssatzes, oder falls die Vorschriften der Luxemburger Börse es zulassen, ist die Emittentin berechtigt, eine Veröffentlichung nach vorstehendem § 13(1) durch eine Mitteilung an das Clearing System zur Weiterleitung an die Gläubiger zu ersetzen. Jede derartige Mitteilung gilt am siebten Tag nach dem Tag der Mitteilung an das Clearing System als den Gläubigern mitgeteilt.	(2) Notification to Clearing System. So long as any Notes are admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, § 13(1) shall apply. In the case of notices regarding the Rate of Interest or, if the Rules of the Luxembourg Stock Exchange so permit, the Issuer may, in lieu of publication set forth in § 13(1) above, deliver the relevant notice to the Clearing System, for communication by the Clearing System to the Holders. Any such notice shall be deemed to have been given to the Holders on the seventh day after the day on which the said notice was given to the Clearing System.

(3) Form der Mitteilung. Mitteilungen, die von einem Gläubiger gemacht werden, müssen in Textform erfolgen und zusammen mit dem Nachweis seiner Inhaberschaft gemäß § 14(3) an die Emissionsstelle geleitet werden. Eine solche Mitteilung kann über das Clearing System in der von der Emissionsstelle und dem Clearing System dafür vorgesehenen Weise erfolgen.	(3) Form of Notice. Notices to be given by any Holder shall be made by means of a declaration in text format (Textform) to be delivered together with an evidence of the Holder´s entitlement in accordance with § 14(3) to the Fiscal Agent. Such notice may be given through the Clearing System in such manner as the Fiscal Agent and the Clearing System may approve for such purpose.

§ 14 ANWENDBARES RECHT, GERICHTSSTAND UND GERICHTLICHE GELTENDMACHUNG	§ 14 APPLICABLE LAW, PLACE OF JURISDICTION AND ENFORCEMENT

(1) Anwendbares Recht. Form und Inhalt der Schuldverschreibungen sowie die Rechte und Pflichten der Gläubiger und der Emittentin bestimmen sich in jeder Hinsicht nach deutschem Recht.	(1) Applicable Law. The Notes, as to form and content, and all rights and obligations of the Holders and the Issuer, shall be governed by German law.

(2) Gerichtsstand. Nicht ausschließlich zuständig für sämtliche im Zusammenhang mit den Schuldverschreibungen entstehenden Klagen oder sonstige Verfahren (“Rechtsstreitigkeiten”) ist das Landgericht Frankfurt am Main. Dies gilt nur vorbehaltlich eines zwingenden Gerichtsstandes für besondere Rechtsstreitigkeiten im Zusammenhang mit dem SchVG.	(2) Submission to Jurisdiction. The District Court (Landgericht) in Frankfurt am Main shall have non-exclusive jurisdiction for any action or other legal proceedings (“Proceedings”) arising out of or in connection with the Notes. This is subject to any exclusive court of venue for specific legal proceedings in connection with the SchVG.

(3) Gerichtliche Geltendmachung. Jeder Gläubiger von Schuldverschreibungen ist berechtigt, in jedem Rechtsstreit gegen die Emittentin oder in jedem Rechtsstreit, in dem der Gläubiger und die Emittentin Partei sind, seine Rechte aus diesen Schuldverschreibungen im eigenen Namen auf der folgenden Grundlage zu schützen oder geltend zu machen: (i) er bringt eine Bescheinigung der Depotbank (wie nachstehend definiert) bei, bei der er für die Schuldverschreibungen ein Wertpapierdepot unterhält, welche (a) den vollständigen Namen und die vollständige Adresse des Gläubigers enthält, (b) den Gesamtnennbetrag der Schuldverschreibungen bezeichnet, die unter dem Datum der Bestätigung auf dem Wertpapierdepot verbucht sind und (c) bestätigt, dass die Depotbank gegenüber dem Clearing System eine schriftliche Erklärung abgegeben hat, die die vorstehend unter (a) und (b) bezeichneten Informationen enthält; und (ii) er legt eine Kopie der die betreffenden Schuldverschreibungen verbriefenden Globalurkunde vor, deren Übereinstimmung mit dem Original eine vertretungsberechtigte Person des Clearing Systems oder des Verwahrers des Clearing Systems bestätigt hat, ohne dass eine Vorlage der Originalbelege oder der die Schuldverschreibungen verbriefenden Globalurkunde in einem solchen Verfahren erforderlich wäre oder (iii) auf jede andere Weise, die im Lande, in dem der Rechtsstreit durchgeführt wird, prozessual zulässig ist. Für die Zwecke des Vorstehenden bezeichnet “Depotbank” jede Bank oder ein sonstiges anerkanntes Finanzinstitut, das berechtigt ist, das Wertpapierverwahrungsgeschäft zu betreiben und bei der/dem der Gläubiger ein Wertpapierdepot für die Schuldverschreibungen unterhält, einschließlich des Clearing Systems.	(3) Enforcement. Any Holder of Notes may in any Proceedings against the Issuer, or to which such Holder and the Issuer are parties, protect and enforce in his own name his rights arising under such Notes on the basis of (i) a statement issued by the Custodian (as defined below) with whom such Holder maintains a securities account in respect of the Notes (a) stating the full name and address of the Holder, (b) specifying the aggregate principal amount of Notes credited to such securities account on the date of such statement and (c) confirming that the Custodian has given written notice to the Clearing System containing the information pursuant to (a) and (b) and (ii) a copy of the Note in global form certified as being a true copy by a duly authorized officer of the Clearing System or a depository of the Clearing System, without the need for production in such proceedings of the actual records or the global note representing the Notes or (iii) any other means of proof permitted in legal proceedings in the country of enforcement. For purposes of the foregoing, “Custodian” means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the Holder maintains a securities account in respect of the Notes and includes the Clearing System.

§ 15 SPRACHE	§ 15 LANGUAGE

Diese Anleihebedingungen sind in deutscher Sprache abgefasst. Eine Übersetzung in die englische Sprache ist beigefügt. Der deutsche Text ist bindend und maßgeblich. Die Übersetzung in die englische Sprache ist unverbindlich.	These Terms and Conditions are written in the German language and provided with an English language translation. The German text shall be controlling and binding. The English language translation is provided for convenience only.

PART II – OTHER INFORMATION

TEIL II – ANDERE INFORMATIONEN

Listing and admission to trading

Börsennotierung und Zulassung zum Handel

☒	Euro MTF Market of the Luxembourg Stock Exchange

Euro MTF Markt der Luxemburger Börse

Date of admission:	31 March 2022

Datum der Zulassung:	31. März 2022

Estimate of the total expenses related to admission to trading:	EUR 6,500

Geschätzte Gesamtkosten für die Zulassung zum Handel:	EUR 6.500

Rating of the Notes

Rating der Schuldverschreibungen

☒	The Notes to be issued have been rated as follows

Die Schuldverschreibungen wurden wie folgt geratet

☒ S&P:	A

☒ Moody’s:	A2

Interests of natural and legal persons involved in the issue/offer

Interessen von natürlichen oder juristischen Personen, die bei der Emission/dem Angebot beteiligt sind

☐	So far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

Soweit es der Emittentin bekannt ist, hat keine Person, die bei dem Angebot der Schuldverschreibungen beteiligt ist, Interessen, die für das Angebot von wesentlicher Bedeutung sind.

Reasons for the offer and Net Proceeds

Gründe für das Angebot und Nettoerlöse

Use of proceeds / reasons for the offer:	General corporate purposes

Verwendung der Emissionserlöse / Gründe für das Angebot:	Allgemeine Unternehmenszwecke

Estimated net proceeds:	EUR 742,237,500

Geschätzter Nettobetrag des Emissionserlöses:	EUR 742.237.500

Yield

Rendite

Yield:	1.470 per cent. per annum

Rendite:	1,470% per annum

Specific Selling Restrictions and Stabilisation

Spezifische Verkaufsbeschränkungen und Stabilisierung

Prohibition of Sales to Retail Investors in the European Economic Area:	Applicable

Verkaufsverbot an Kleinanleger im Europäischen Wirtschaftsraum:	Anwendbar

Prohibition of Sales to Retail Investors in the United Kingdom:	Applicable

Verkaufsverbot an Kleinanleger im Vereinigten Königreich:	Anwendbar

Stabilisation Manager(s):	None

Stabilisation Manager(s):	Keiner

Security Codes and Eurosystem eligibility

Wertpapierkennung and EZB-Fähigkeit

ISIN:	XS2463961248

Common Code:	246396124

WKN:	A3K3WS

New Global Note	Yes

New Global Note	Ja

Intended to be held in a manner which would allow Eurosystem eligibility:	Yes

Soll in EZB-fähiger Weise gehalten werden:	Ja

Note that the designation “Yes” simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper, and does not necessarily mean that the Notes will be recognized as eligible collateral for Eurosystem monetary policy and intraday credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.

Es wird darauf hingewiesen, dass “Ja” hier lediglich bedeutet, dass die Wertpapiere nach ihrer Begebung bei einem der ICSDs als gemeinsamen Verwahrer verwahrt werden und es bedeutet nicht notwendigerweise, dass die Schuldverschreibungen als geeignete Sicherheit im Sinne der Währungspolitik des Eurosystems und der taggleichen Überziehungen (intraday credit operations) des Eurosystems entweder nach Begebung oder zu irgendeinem Zeitpunkt während ihrer Existenz anerkannt werden. Eine solche Anerkennung wird vom Urteil der EZB abhängen, dass die Eurosystemfähigkeitskriterien erfüllt werden.

Listing application

These Final Terms comprise the final terms required to list the issue of Notes described herein pursuant to the EUR 10,000,000,000 Debt Issuance Programme of Linde plc and Linde Finance B.V. on the Euro MTF market of the Luxembourg Stock Exchange.

Antrag auf Börsennotierung

Diese Endgültigen Bedingungen enthalten die Details, die erforderlich sind, um die hierin beschriebenen Schuldverschreibungen des EUR 10.000.000.000 Debt Issuance Programme der Linde plc und Linde Finance B.V. am Euro MTF Markt der Luxemburger Wertpapierbörse zu notieren.

Authorisation

The issue of this Series of Notes was authorised by a resolution of the Board of Directors of Linde plc passed on 24 February 2020 and by the Chief Financial Officer of Linde plc on 24 March 2022.

Genehmigung

Die Emission dieser Serie von Schuldverschreibungen wurde durch einen Beschluss des Board of Directors der Linde plc vom 24. Februar 2020 und durch den Chief Financial Officers der Linde plc am 24. März 2022 genehmigt.

Linde plc

As Issuer

als Emittentin

Signed on behalf of

Linde plc

By:	/s/ ChristopherCossins
Duly authorised